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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.        )

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Ameriprise Financial, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 10, 2009

Dear Fellow Shareholders:

You are cordially invited to join us for our 2009 annual meeting of shareholders, which will be held Wednesday, April 22, 2009, at 11:00 a.m., Minneapolis Time, at the Ameriprise Financial Center, 707 Second Avenue South in Minneapolis, Minnesota 55474. Holders of record of our common stock as of the close of business on February 25, 2009, are entitled to notice of and to vote at the 2009 annual meeting.

The Notice of Annual Meeting of Shareholders and the proxy statement that follow describe the business to be conducted at the meeting. We also will report on matters of current interest to our shareholders.

We hope you will be able to attend the meeting. However, even if you plan to attend in person, please vote your shares promptly to ensure they are represented at the meeting. You may submit your proxy vote by telephone or Internet as described in the following materials or, if you request that proxy materials be mailed to you, by completing and signing the proxy card enclosed with those materials and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

If your shares are held in the name of a broker, bank, trust or other nominee, you will need proof of ownership to be admitted to the meeting, as described at the bottom of page 67 of the proxy statement.

We look forward to seeing you at the annual meeting and discussing the business of your company with you.

Very truly yours,

JAMES M. CRACCHIOLO Chairman and Chief Executive Officer

AMERIPRISE FINANCIAL, INC.
707 SECOND AVENUE SOUTH
MINNEAPOLIS, MINNESOTA 55474

NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS

DATE	Wednesday, April 22, 2009, at 11:00 a.m. Minneapolis Time
PLACE	Ameriprise Financial Center Market Garden—Skyway Level 707 Second Avenue South Minneapolis, Minnesota 55474
ITEMS OF BUSINESS	(1) To elect three directors.
(2) To ratify the Audit Committee's selection of Ernst & Young LLP as our independent registered public accountants for 2009.
(3) To transact such other business that may properly come before the meeting or any adjournment of the meeting.
RECORD DATE	You can vote if you are a shareholder of record as of the close of business on February 25, 2009.

THOMAS R. MOORE Vice President, Corporate Secretary and Chief Governance Officer
March 10, 2009

AMERIPRISE FINANCIAL, INC.
707 SECOND AVENUE SOUTH
MINNEAPOLIS, MINNESOTA 55474

March 10, 2009

 PROXY STATEMENT

GENERAL INFORMATION

We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors of Ameriprise Financial, Inc. for the 2009 annual meeting of shareholders and for any adjournment or postponement of the meeting. In this proxy statement, we may also refer to Ameriprise Financial, Inc. as "Ameriprise," "the Company," "we," "our" or "us."

We are holding the 2009 annual meeting at 11:00 a.m. Minneapolis Time, on Wednesday, April 22, 2009, at the Company's Minneapolis headquarters and invite you to attend in person. If you need special assistance at the meeting because of a disability, you may contact Thomas R. Moore, our Vice President, Corporate Secretary and Chief Governance Officer, by telephone at (612) 678-0106, by e-mail at thomas.r.moore@ampf.com or by writing to him at 1098 Ameriprise Financial Center, Minneapolis, MN 55474.

We have arranged for a live audio Web cast of the 2009 annual meeting to be accessible to the general public on the Internet at ir.ameriprise.com.

Under rules adopted by the Securities and Exchange Commission, we have chosen to provide our shareholders with the choice of accessing the 2009 annual meeting proxy materials over the Internet, rather than receiving printed copies of those materials through the mail. In connection with this change, a Notice Regarding the Availability of Proxy Materials is being mailed to our shareholders who have not previously requested electronic access to our proxy materials or paper proxy materials. The notice contains instructions on how you may access and review our proxy materials on the Internet and how you may vote your shares over the Internet. The notice will also tell you how to request our proxy materials in printed form or by e-mail, at no charge. The notice contains a 12-digit control number that you will need to vote your shares. Please keep the notice for your reference through the meeting date.

We anticipate that the Notice Regarding the Availability of Proxy Materials will be mailed to shareholders beginning on or about March 10, 2009.

 VOTING INFORMATION

Record Date

You may vote all shares that you owned as of February 25, 2009, which is the record date for the annual meeting. On February 25, 2009, we had 218,813,058 common shares outstanding at the close of business. Each common share is entitled to one vote on each matter properly brought before the meeting.

 Ownership of Shares

You may own common shares in one of the following ways:

•
directly in your name as the shareholder of record, which includes restricted stock awards issued to employees under our long-term incentive plans;

•
indirectly through a broker, bank, trustee, or other holder of record in "street name"; or

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indirectly in the Ameriprise Financial, Inc. Stock Fund of our 401(k) plan.

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending a Notice Regarding the Availability of Proxy Materials directly to you. As the holder of record, you have the right to vote by proxy, by telephone, by the Internet or by mail (if you request to receive your proxy materials by mail), or to vote in person at the meeting. If you hold your shares in street name, your broker, bank, trustee, or other holder of record is sending a Notice Regarding the Availability of Proxy Materials to you. As a holder in street name, you have the right to direct your broker, bank or other holder of record how to vote by submitting voting instructions in the manner directed by your bank, broker, trustee, or other holder of record. Regardless of how you hold your shares, we invite you to attend the annual meeting.

How to Vote

The Notice Regarding the Availability of Proxy Material that most of our shareholders will receive will have information about Internet voting but is not permitted to include a telephonic voting number because that would enable a shareholder to vote without accessing the proxy materials online. The telephonic voting number will be on the Web site where the proxy materials can be found. For more information about voting by telephone, please see the next section.

Your vote is important.  We encourage you to vote promptly. Internet and telephone voting is available through 10:00 a.m. Eastern Time on Monday, April 20, 2009, for shares held in the Ameriprise 401(k) plan and through 11:59 p.m. Eastern Time on Tuesday, April 21, 2009, for all other shares. You may vote in one of the following ways:

By Telephone.  You have the option to vote your shares by telephone. In order to vote your shares by telephone, please go to www.proxyvote.com and log in using the 12-digit control number provided on your Notice Regarding the Availability of Proxy Material. You will be provided with a telephone number for voting at that site. Alternatively, if you request paper copies of the proxy materials, your proxy card or voting instruction form will have a toll-free telephone number that you may use to vote your shares. When you vote by telephone, you will be required to enter your 12-digit control number, so please have it available when you call. You may vote by telephone 24 hours a day. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your votes.

By Internet.  You can also vote your shares by the Internet. The Notice Regarding the Availability of Proxy Materials indicates the Web site you may access for Internet voting using the 12-digit control number included in the notice. You may vote by the Internet 24 hours a day. As with telephone voting, you will be able to confirm that the system has properly recorded your votes. If you hold your shares in street name, please follow the Internet voting instructions in the Notice of Internet Availability of Proxy Materials you receive from your bank, broker, trustee, or other record holder. You may incur telephone and Internet access charges if you vote by the Internet.

By Mail.  If you elect to receive your proxy materials by mail and you are a holder of record, you can vote by marking, dating, and signing your proxy card and returning it by mail in the postage-paid envelope provided to you. If you elect to receive your proxy materials by mail and you hold your shares in street name, you can vote by completing and mailing the voting instruction form provided by your bank, broker, trustee, or holder of record.

 At the Meeting.  The way you vote your shares now will not limit your right to change your vote at the meeting if you attend in person. If you hold your shares in street name, you must obtain a proxy, executed in your favor, from the holder of record if you wish to vote these shares at the meeting.

All shares that have been properly voted and not revoked will be voted as you have directed at the meeting. If you sign and return your proxy card without any voting instructions, your shares will be voted as the Board of Directors recommends.

 Revocation of Proxies.  You can revoke your proxy at any time before your shares are voted if you (1) submit a written revocation to our corporate secretary at the meeting, (2) submit a timely later-dated proxy (or voting instruction form if you hold shares in street name), (3) provide timely subsequent telephone or Internet voting instructions, or (4) vote in person at the meeting.

Shares Held Under the Ameriprise 401(k) Plan

If you participate in the Ameriprise 401(k) plan, your proxy card includes shares that the plan has credited to your account.

To allow sufficient time for the plan trustees to vote, the trustees must receive your voting instructions by 10:00 a.m. Eastern Time, on Monday, April 20, 2009. If the plan trustee does not receive your instructions by that date, the trustee will vote your shares in the same proportion of votes that the trustee receives from other plan participants who did vote.

 Confidential Voting

We maintain the confidentiality of the votes of individual shareholders. We do not disclose these votes to any member of management, unless we must disclose them for legal reasons or in the event of a contested proxy solicitation. However, if a shareholder writes a comment on the proxy card, we will forward the comment to management. In reviewing the comment, management may learn how the shareholder voted. In addition, the Inspector of Elections and selected employees of our independent tabulating agent may have access to individual votes in the normal course of counting and verifying the vote.

Quorum and Required Vote

Quorum.  We will have a quorum and will be able to conduct the business of the annual meeting if the holders of a majority of the votes that shareholders are entitled to cast are present at the meeting, either in person or by proxy.

Votes Required for Proposals.  To elect directors and adopt the other proposals, the following proportion of votes is required:

•
Our by-laws provide for majority voting for directors in uncontested elections. We currently expect that the election of directors at our meeting will be uncontested. In a contested election, directors will be elected by a plurality vote. A contested election is an election in which the number of candidates for election as directors exceeds the number of directors to be elected. Under a plurality standard, those nominees in a contested election receiving the most number of "For" votes will be elected as directors.

  Under the majority voting standard, a nominee must receive a number of "For" votes that exceeds 50% of the votes cast with respect to that director's election. Votes cast exclude abstentions with respect to that director's election.

  If an uncontested nominee for director does not receive an affirmative majority of "For" votes, he or she will be required to promptly tender his or her resignation to the Board's independent Nominating and Governance Committee. That committee will then make a recommendation to the Board as to whether the tendered resignation should be accepted or rejected, or whether other action should be taken. The Board will publicly announce its decision regarding the tendered resignation and the rationale behind it within 90 days after the election results have been certified. The director who tendered the resignation will not be permitted to vote on the recommendation of the Nominating and Governance Committee or the Board's decision with respect to his or her tendered resignation.

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To ratify the Audit Committee's selection of Ernst & Young LLP as our independent registered public accountants for 2009, the affirmative vote of a majority of the votes cast.

Routine and Non-Routine Proposals.  The rules of the New York Stock Exchange determine whether proposals presented at shareholder meetings are routine or non-routine. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote for the proposal without receiving voting instructions from the owner under certain circumstances. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide any voting instructions.

How We Count Votes.  In determining whether we have a quorum, we count abstentions and broker non-votes as present and entitled to vote.

In counting votes on the proposals:

•
We do not count abstentions or broker non-votes, if any, as votes cast for the election of directors.

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We count abstentions as votes cast on our proposal to ratify the Audit Committee's selection of our independent registered public accountants for 2009, which therefore have the effect of a vote against the proposal for which corresponding abstentions are cast. We also do not count broker non-votes, if any, as votes cast on this proposal. Therefore, broker non-votes will have no impact on the outcome of this proposal.

Multiple Shareholders Sharing the Same Address

For those shareholders requesting paper proxy materials who share a single address and would like to receive only one annual report and proxy statement at that address, please contact our corporate secretary. This service, known as "householding," is designed to reduce our printing and postage costs. If after signing up, any shareholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she may contact our corporate secretary. The contact information for our corporate secretary is provided on page one under "General Information."

Cost of Proxy Solicitation

We will pay the expenses of soliciting proxies. Our directors, officers or employees may solicit proxies for us in person, or by telephone, facsimile or electronic transmission for no additional compensation. We have hired D.F. King & Co., Inc. to help us distribute and solicit proxies. We will pay D.F. King $15,000 plus expenses for these services.

CORPORATE GOVERNANCE

This section provides highlights of our corporate governance program. You can find details about these and other corporate governance policies and practices in other sections of the proxy statement and on our Web site on the Corporate Governance page of the "Company Information" section at ir.ameriprise.com.

Director Independence

Our Board, acting upon the recommendation of its Nominating and Governance Committee, has affirmatively determined that these directors have no material relationship with the Company and are therefore independent under the corporate governance listing standards of the New York Stock Exchange: Ms. Marshall and Messrs. Hall, Knowlton, Lewis, Noddle, Powers, Sarles, Sharpe, and Turner. We have previously disclosed that Messrs. Hall and Powers have decided not to stand for re-election at the 2009 annual meeting.

Our only non-independent director is Mr. Cracchiolo, our chief executive officer and the only Company officer serving on the Board.

Independence of Committee Members

As required by the rules of the New York Stock Exchange, only independent directors serve on these standing committees of the Board: Audit; Compensation and Benefits; and Nominating and Governance. Members of the Audit Committee also meet the independence standards of Rule 10A-3 of the Securities Exchange Act of 1934, as amended. Members of the Compensation and Benefits Committee also meet the independence standards for "outside directors" under Section 162(m) of the Internal Revenue Code of 1986, as amended and are considered "non-employee directors" under Rule 16b-3 of the Securities Exchange Act of 1934, as amended.

During 2008, the Board established an Executive Committee. Mr. Cracchiolo serves as the committee's chairman and the chairmen of the three other standing committees serve as the committee's other members. The corporate governance rules of the New York Stock Exchange do not require that all members of the Executive Committee be independent directors.

Categorical Standards Of Director Independence

Upon the recommendation of its Nominating and Governance Committee, the Board has approved categorical standards of director independence, as permitted by the corporate governance listing standards of the New York Stock Exchange. These categorical standards: assist the Board in making its independence determinations; provide investors with an adequate means of assessing the quality of the Board's independence; and avoid the excessive disclosure of immaterial relationships. The Board's categorical standards of independence are posted on our Web site on the Corporate Governance page of the "Company Information" section at ir.ameriprise.com and are also attached as Exhibit A to this proxy statement. The Nominating and Governance Committee applied the categorical standards of independence when making its recommendations regarding director independence to the Board of Directors. In making these independence recommendations, the Nominating and Governance Committee considered all relationships and transactions between the director and the Company as described in questionnaires completed by each director and in materials provided by management, including transactions discussed in this proxy statement and relationships not considered material under the categorical standards of independence approved by the Board.

Committee Charters

The Board's Audit, Compensation and Benefits, and Nominating and Governance Committees each operate under a written charter that is approved by the Board of Directors. Each committee charter satisfies the requirements of the New York Stock Exchange's corporate governance listing standards. Each committee reviews and reassesses the adequacy of its charter at least annually. The committee will recommend any proposed changes to the Board of Directors for consideration and approval. The committee charters are posted on our Web site on the Corporate Governance page of the "Company Information" section at ir.ameriprise.com and additional information about each committee is contained in the sections following this summary.

The Executive Committee also operates under a written charter that is approved by the Board of Directors. The Executive Committee's charter is posted on our Web site at the same location as the other committee charters.

 Internal Audit Function

The Company has an internal audit function that is supervised by our general auditor. The Audit Committee reviews the appointment and replacement of the general auditor. The Audit Committee also annually reviews the performance and compensation of the general auditor. The general auditor reports regularly to the Audit Committee, including in executive sessions where he is the only officer present.

Audit Committee Financial Experts

The Board of Directors has determined that William H. Turner, the Chairman of the Audit Committee, and Messrs. Noddle and Sarles are "audit committee financial experts" as that term is defined by the regulations of the Securities and Exchange Commission, or SEC. The Board has also determined that Messrs. Noddle, Sarles, and Turner are financially literate and have accounting or related financial management expertise, as those qualifications are interpreted by the Board in its business judgment. The Board has also determined that each other Audit Committee member is financially literate, as that term is interpreted by the Board in its business judgment.

Executive Sessions of Independent Directors

The independent directors customarily meet in executive session without management present at each regularly scheduled meeting of the Board. The Board may decide, however, that such an executive session is not required at a particular Board meeting.

Presiding Director

The Company's Corporate Governance Guidelines provide that the then serving Chairman of the Nominating and Governance Committee shall act as the Board's Presiding Director, with the following duties: preside over executive sessions of the non-management and independent directors; serve as the principal liaison between the Board and the Company's chairman and chief executive officer on sensitive issues; and preside at meetings of the Board of Directors in the event of the chairman's unavailability. Ms. Marshall currently serves as the Board's Presiding Director.

Communications from Shareholders and Other Interested Parties

Shareholders and other interested parties may make their concerns known to the independent directors by communicating directly with the Presiding Director or another director via the Company's corporate secretary. You can find more information about how to communicate with our independent directors on page 8 of this proxy statement, under the caption "Communicating with Directors."

Consideration of Director Candidates Recommended by Shareholders

The Nominating and Governance Committee will consider director candidates recommended by shareholders, provided that the requirements explained on page 12 under the caption "Director Nomination Process" are satisfied.

Annual Performance Self-evaluation Process for the Board and its Committees

The Nominating and Governance Committee oversees an annual performance self-evaluation process for the Board of Directors and each of its committees. The process is intended to determine whether the Board and its committees are functioning effectively.

 Corporate Governance Guidelines

The Board of Directors has approved Corporate Governance Guidelines, as amended on September 12, 2008. Among other topics, the Corporate Governance Guidelines address: director qualification standards; director responsibilities; director access to management and, as necessary and appropriate, independent advisors; director compensation; director orientation and continuing education; management succession; and the annual performance self-evaluation of the Board and its committees. The Corporate Governance Guidelines are posted on our Web site on the Corporate Governance page of the "Company Information" section at ir.ameriprise.com.

Codes of Conduct

We have adopted a Code of Conduct to guide ethical business behavior and decision-making. The Code applies to all of our officers, employees, financial advisors, and their employees, and individuals conducting business on behalf of us and our subsidiaries. Following our Code of Conduct and all applicable laws, regulations, and Company policies is a condition of employment or association with the Company.

The Board of Directors has adopted a Code of Business Conduct for Members of the Board of Directors of Ameriprise Financial, Inc. This Code is intended to focus each director on areas of potential conflicts of interest and provide guidance relating to the recognition and handling of ethical issues. The Code also provides mechanisms to report potential conflicts of interest or unethical conduct and is intended to help to foster a culture of openness and accountability.

Both of these Codes are posted on our Web site on the Corporate Governance page of the "Company Information" section at ir.ameriprise.com.

Director Attendance at Annual Meeting of Shareholders

Our Corporate Governance Guidelines state that directors are expected to attend the annual meeting of shareholders. The corporate secretary reminds each director of this policy in writing in advance of each annual meeting of shareholders. At our 2008 annual meeting of shareholders, all of our directors were in attendance.

Majority Voting for Directors

Our by-laws provide for majority voting for directors in uncontested elections. The plurality standard will be used in the case of contested elections. We anticipate that the election of directors to be held at the meeting will be uncontested, and therefore the majority voting standard will apply. We have provided additional information about the by-law provisions governing majority voting for directors beginning on page 3 of this proxy statement, under the caption "Votes Required for Proposals."

Requests for Copies of Materials

You can request copies of the Categorical Standards Of Director Independence, committee charters, the Corporate Governance Guidelines, the Codes of Conduct, our Long-Term Incentive Awards Policy and the Compensation Consultant Policy approved by the Compensation and Benefits Committee by writing to: Thomas R. Moore, Vice President, Corporate Secretary and Chief Governance Officer, 1098 Ameriprise Financial Center, Minneapolis, MN 55474. You may also call Mr. Moore at (612) 678-0106 or e-mail him at thomas.r.moore@ampf.com. You will receive the materials without charge.

Director Qualifications and Board Policies

The Board of Directors has determined that directors should be persons who have achieved prominence in their field and who possess significant experience in areas of importance to the Company, such as general management, finance, marketing, technology, law, business or public sector activities.

Directors should possess integrity, energy, forthrightness, analytical skills and the commitment to devote the necessary time and attention to the Company's affairs. Directors should possess a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust.

The Nominating and Governance Committee will consider whether the candidate has served as the chief executive officer, chief financial officer or other executive officer of a public company with significant policy-making or operational responsibility. The committee will also take into account: the Board's strong desire to maintain its diversity in terms of race and gender; a candidate's manifest potential to enhance the effectiveness of the Board and its committees significantly; and experience in an area that is directly relevant to one or more of our business segments.

The committee considers these specific qualities or skills as being necessary for one or more directors to possess:

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A majority of directors must satisfy the independence standards established by the New York Stock Exchange

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Enough independent directors must be financially literate and have accounting or related financial management expertise so that the current and anticipated membership needs of the Audit Committee can be satisfied

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Directors are expected to possess the skills, experience, and professional background necessary to gain a sound understanding of our strategic vision, mix of businesses, and approach to regulatory relations and enterprise risk management

•
The Board as a whole must possess a mix and breadth of qualities, skills, and experience that will enable it and its committees to promote the best interests of the Company and its shareholders and to address effectively the risk factors to which the Company is subject

Non-management directors have access to individual members of management or to our employees on a confidential basis. Directors are authorized to conduct independent investigations and to hire outside consultants or experts at our expense. Directors also have access to our records and files, and directors may contact other directors without informing our management of the purpose or even the fact of such contact.

We believe that each director should have a substantial personal investment in the Company. A personal holding of Company shares or deferred share units having a market value of $375,000 upon attainment is recommended for each director. A decrease in the price of a share of our common stock after a director has attained the required ownership threshold will not negate the director's satisfaction of this requirement. Directors are expected to attain this ownership threshold within five years of joining the Board. We disclose the dollar value of each outside director's equity holdings as of December 31, 2008, on page 15.

Communicating with Directors

The Board of Directors has provided a means by which shareholders or other interested parties may send communications to the Board or to individual members of the Board. Such communications, whether by letter, e-mail or telephone, should be directed to the Company's corporate secretary, who will forward them to the intended recipients. However, unsolicited advertisements or invitations to conferences or promotional material, in the discretion of the Company's corporate secretary, may not be forwarded to the directors.

If a shareholder or other interested party wishes to communicate a concern to the Chairman of the Audit Committee about our financial statements, accounting practices or internal controls, the concern should be submitted in writing to the Chairman of the Audit Committee in care of our corporate secretary. If the concern relates to our executive compensation program, the concern should be submitted in writing to the Chairman of the Compensation and Benefits Committee in care of our corporate secretary. If the concern relates to our governance practices, business ethics or corporate conduct, the concern should be submitted in writing to the Chairman of the Nominating and Governance Committee in care of our corporate secretary. If the shareholder or other interested party is unsure as to which category his or her concern relates, he or she may communicate it to any one of the independent directors in care of our corporate secretary. The contact information for the Company's corporate secretary is provided on page 1 under "General Information."

Our "whistleblower" policy prohibits us or any of our employees from retaliating or taking any adverse action against anyone for raising a compliance or ethical concern in good faith. If a shareholder, employee or other interested party nonetheless prefers to raise his or her concern in a confidential or anonymous manner, the concern may be directed to Ethicspoint®, at (800) 963-6395. This is a confidential, independent service that allows individuals to report compliance or ethical issues and concerns they may have concerning Ameriprise. An Ethicspoint® specialist will forward accounting and auditing issues to our general auditor and our general counsel, who will confirm that the matter is properly investigated and, if deemed appropriate, report the results to the Audit Committee.

Board and Committee Meetings

During 2008, the Board of Directors met ten times. All of our directors attended 82% or more of the meetings of the Board and Board committees on which they served in 2008.

Membership on Board Committees

This table lists our four standing Board committees, the directors who currently serve on them, and the number of committee meetings held in 2008. We have previously disclosed that Messrs. Hall and Powers have decided not to stand for re-election at the 2009 annual meeting.

Audit	Compensation and Benefits	Executive	Nominating and Governance
Mr. Turner(1)	Mr. Lewis(2)	Mr. Cracchiolo(2)	Ms. Marshall(3)
Mr. Knowlton	Mr. Hall	Mr. Lewis	Mr. Hall
Mr. Noddle(4)	Mr. Knowlton	Ms. Marshall	Mr. Lewis
Mr. Powers	Ms. Marshall	Mr. Turner	Mr. Noddle
Mr. Sarles(4)	Mr. Powers		Mr. Sarles
Mr. Sharpe	Mr. Sharpe

Number of meetings held in 2008

15	9	1	3

(1)
Chairman and audit committee financial expert

(2)
Chairman

(3)
Chairman and Presiding Director

(4)
Audit committee financial expert

Compensation and Benefits Committee

Under its written charter, the Compensation and Benefits Committee's primary purposes are to: establish the philosophy and objectives that will govern our compensation and benefits programs; oversee and approve the compensation and benefits paid to our chief executive officer and other executive officers; recommend to the Board for approval executive and other compensation and benefits plans and arrangements; and promote the clear and complete disclosure to shareholders of material information regarding the compensation and benefits of our chief executive officer, chief financial officer, and our highest paid executive officers. A copy of the committee's charter is posted on our Web site on the Corporate Governance page of the "Company Information" section at ir.ameriprise.com.

Among other matters, the committee exercises ultimate authority with respect to: the compensation and benefits of our chief executive officer and other executive officers; the approval of grants and awards of equity-based and other incentive awards to our chief executive officer and other executive officers and to employees below the executive officer level; and the engagement, oversight, compensation, and termination of the committee's compensation consultant.

While the Compensation and Benefits Committee oversees our executive compensation program, the Nominating and Governance Committee has the authority to oversee the compensation and benefits of non-management directors and make recommendations on such matters to the Board of Directors for approval. You can find information about the compensation of our non-management directors beginning on page 15.

The Compensation and Benefits Committee has the authority under its charter to: retain independent legal or other advisors; ask us to provide the committee with the support of one or more of our officers or employees to assist it in carrying out its duties; and request any of our officers or employees or those of our outside counsel or independent auditors to attend a meeting of the committee or to meet with any members of, or consultants to, the committee.

The committee has the authority to determine the appropriate amount of funding to be provided by us for the payment of the compensation of any compensation consultant or other advisor engaged by the committee and for the payment of any administrative expenses of the committee that are necessary or appropriate in carrying out its duties.

The committee has the authority to delegate its authority to one or more subcommittees, including to the committee Chairman, who may act on behalf of the committee during the intervals between meetings. Depending on the nature of the authority being delegated, a subcommittee may have to consist of a minimum of two members due to certain federal securities and tax law requirements.

The committee may also delegate its authority to one or more of our officers or employees to the extent permitted by federal securities and income tax laws, Delaware law, the rules of the New York Stock Exchange or the governing compensation plan document.

The committee has delegated certain administrative authority to our chief human resources officer to promote the efficient and timely administration of our compensation and benefits plans.

The Role of Executive Officers.  Our executive officers play the following roles in recommending the amount or form of executive compensation: preparing committee meeting materials related to the performance of the committee's duties, including total compensation tally sheets and other summaries of executive officers' total compensation; proposing the adoption of new or amended compensation or benefits plans; the chief executive officer will make recommendations to the committee for consideration regarding compensation actions for executive officers other than himself; our chief human resources officer will discuss survey and benchmarking data related to executive compensation and other topics of interest to the committee; and our chief financial officer will discuss and explain the setting and calculation of financial performance goals for executive compensation plans. No executive officer has the authority to approve his or her compensation or to make equity-based grants to himself or herself, or to any other executive officer.

The Committee's Independent Compensation Consultant.  The Compensation and Benefits Committee uses the firm of McLagan as its independent compensation consultant. In 2008, the committee approved a Compensation Consultant Policy that addresses the following topics: the relationship between the committee and its compensation consultant; the criteria that the committee uses to select its consultant; the consultant's duties; how the committee evaluates its compensation consultant; the standards that the committee will apply in determining whether its consultant is independent of the Company's management; and the related disclosure to be provided to our shareholders. We have posted the committee's Compensation Consultant Policy on our Web site on the Corporate Governance page of the

"Company Information" section at ir.ameriprise.com. You can request a copy of the Compensation Consultant Policy by writing to Thomas R. Moore, Vice President, Corporate Secretary and Chief Governance Officer, 1098 Ameriprise Financial Center, Minneapolis, MN 55474. You may also call Mr. Moore at (612) 678-0106 or e-mail him at thomas.r.moore@ampf.com. He will send you a copy of the policy without charge.

Under the committee's charter, the engagement letter between McLagan and the committee, and the Compensation Consultant Policy, the committee is responsible for the appointment, oversight, amount of compensation, evaluation, retention, and termination of its compensation consultant. McLagan works for and reports directly to the committee, not the Company's management, with respect to executive compensation matters. The committee recognizes that its consultant will necessarily work with representatives of management on executive compensation and other matters within the scope of the committee's responsibilities. When doing so, however, McLagan will act as the committee's representative and solely on the committee's behalf.

In its capacity as the committee's consultant, McLagan provided the following services, among others: advice and guidance with respect to trends and issues related to executive compensation; assisting the committee in benchmarking competitive compensation, including the composition of a peer group to be used as a reference point in reviewing proxy compensation data; assisting the committee in developing an executive compensation philosophy and program suited to our business strategy and goals; and preparing reports and analyses for the committee's meeting materials. A representative of McLagan will attend committee meetings as needed. To the extent that McLagan works with management on committee matters, it does so on the committee's behalf.

At the committee meeting held on February 24, 2009, the committee considered whether McLagan continues to be independent of the Company's management, in light of the five independence standards established in the policy. The committee conducted its discussions of McLagan's independence in executive session, without representatives of either McLagan or management present. The representative of McLagan assigned to the committee engagement has certified in writing to the committee that McLagan satisfies four of the independence standards: all products and services provided by McLagan or its affiliates to the committee or Ameriprise Financial have been provided in the ordinary course of business and on substantially the same terms and conditions, including fees and charges, as would be available to similarly situated parties; McLagan has not provided products or services to any executive officer of Ameriprise Financial as an individual client of the firm; the representative is not an "immediate family member", as defined in the policy, of any committee member or any executive officer of Ameriprise Financial; and that the representative is not a former employee of Ameriprise Financial or any of its affiliates.

The fifth and final independence standard requires the committee to compare: (i) the amount of fees paid to McLagan for products and services related to its committee engagement with (ii) the amount of other fees paid by Ameriprise Financial to McLagan and its affiliates for products and services unrelated to McLagan's committee engagement. When the committee adopted the Compensation Consultant Policy, it decided that neither McLagan nor its affiliates should be prohibited from providing products and services to the Company that are unrelated to McLagan's committee engagement. Such a prohibition may have deprived the Company's management of products and services that are not readily available elsewhere or that otherwise serve the best interests of the Company and its shareholders.

In addition to the fees that McLagan received during 2008 for its committee engagement, it also received fees from Ameriprise Financial for compensation and performance surveys and related consulting work. McLagan is a wholly-owned subsidiary of Aon Corporation, a leading provider of risk management services, insurance and reinsurance brokerage, and human capital and compensation consulting services. During 2008, Ameriprise Financial paid Aon or its subsidiaries other than McLagan fees for: reinsurance brokerage based on a percentage of reinsurance premiums; corporate risk management services; and the preparation of total compensation statements for our employees.

The committee, after reviewing all of the relevant facts and circumstances, exercised its business judgment to conclude that the fees paid during 2008 to McLagan and to its parent company and affiliates for products and services unrelated to McLagan's committee engagement do not irreparably impair McLagan's ability to provide objective and independent advice to the committee. As a result, the committee approved a resolution reaffirming that McLagan continues to be independent of the Company's management and may be described as "independent" in this proxy statement.

The committee has decided to conduct its annual evaluation of McLagan, as provided for in the Compensation Consultant Policy, later during the first half of 2009.

Reporting to the Board.  The committee Chairman reports to the entire Board regarding each committee meeting. When appropriate these reports and related discussion are conducted in executive session, without management present. Before the committee takes final action with respect to compensation actions affecting the chief executive officer, it first discusses its proposed actions with the other independent directors, without management present.

Management discusses the proposed agenda for each committee meeting with the committee Chairman in advance and it is reviewed with the other committee members in advance as well. The committee has adopted a policy of including an executive session on the agenda of each committee meeting. The committee members may decide, however, that an executive session is unnecessary at a particular meeting. This executive session is held without management present. The committee Chairman has the authority to add or delete items from any proposed agenda, and to call special meetings of the committee at any time.

Compensation Committee Interlocks and Insider Participation.  The Compensation and Benefits Committee members include Ira. D. Hall, Warren D. Knowlton, W. Walker Lewis (Chairman), Siri S. Marshall, Richard F. Powers III, and Robert F. Sharpe, Jr. We have previously disclosed that Messrs. Hall and Powers have decided not to stand for re-election at the 2009 annual meeting. None of the members is a former or current officer or employee of the Company or any of its subsidiaries, or is an executive officer of another company where an executive officer of Ameriprise Financial is a director.

Nominating and Governance Committee

The Nominating and Governance Committee operates under a written charter that is posted on our Web site on the Corporate Governance page of the "Company Information" section at ir.ameriprise.com. The committee's purposes are to: assume a leadership role in shaping the corporate governance of the Company; promote the effective functioning of the Board and its committees; advance the best interests of the Company and its shareholders through the implementation, oversight, and disclosure of sound corporate governance guidelines and practices; and promote the clear and complete disclosure to shareholders of material information regarding the compensation and benefits of the Company's non-management directors.

The committee has adopted a policy of including an executive session of committee members only on the agenda of each committee meeting. The committee members may decide, however, that an executive session is unnecessary at a particular meeting.

Director Nomination Process.  The Nominating and Governance Committee considers and recommends candidates for election to the Board. The committee also considers candidates for election to the Board submitted by shareholders. Each member of the committee participates in the review and discussion of director candidates. In addition, members of the Board of Directors who are not on the committee may meet with and evaluate the suitability of candidates. In making its selections of candidates to recommend for election, the committee will apply the standards and criteria set forth under the caption "Director Qualifications and Board Policies" beginning on page 7 of this proxy statement. The committee applies the same standards in considering candidates submitted by shareholders as it does in evaluating candidates submitted by members of the Board of Directors.

Shareholders who wish to submit nominees for election at an annual or special meeting of shareholders should follow the procedures described on pages 66-67.

 Audit Committee

The responsibilities of the Audit Committee are described in the Audit Committee charter and in the following required Audit Committee Report. A copy of the committee's charter is posted on our Web site on the Corporate Governance page of the "Company Information" section at ir.ameriprise.com. The committee's purposes are to provide assistance to the Board of Directors by: monitoring the integrity of the consolidated financial statements of the Company; monitoring compliance by the Company with legal and regulatory requirements and the Company's Code of Conduct; evaluating and monitoring the independent auditors' qualifications and independence; evaluating and monitoring the performance of the Company's internal audit function and independent auditors, with respect to the parent company and its subsidiaries; and addressing the finance and risk management matters specified in its charter.

The committee has adopted a policy of including executive sessions on the agenda of each committee meeting. Such executive sessions may include committee members only, or may include separate executive sessions between the committee members and the general auditor, representatives of our independent auditors, or representatives of management, including our chief executive officer, chief financial officer, and general counsel. The committee members may decide, however, that executive sessions are not required at a particular meeting.

Audit Committee Financial Experts.  The Board has determined that Mr. Turner, Mr. Sarles and Mr. Noddle are "audit committee financial experts" as defined by the Securities and Exchange Commission, or SEC, regulations and that they have accounting or related financial management expertise, as the Board interpreted such qualification in its business judgment. The Board has also determined that each Audit Committee member is financially literate, as that term is interpreted by the Board in its business judgment.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee's job is one of oversight as set forth in its charter. It is not the duty of the Audit Committee to prepare the Company's consolidated financial statements, to plan or conduct audits or investigations, or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. The Company's management is responsible for preparing the Company's consolidated financial statements and for establishing and maintaining effective internal control over financial reporting. The Company's management is also responsible for its assessment of the effectiveness of internal control over financial reporting. The independent registered public accountants are responsible for the audit of the Company's consolidated financial statements and the audit of the effectiveness of the Company's internal control over financial reporting. In addition, the independent registered public accountants are responsible for the audit of management's assessment of the effectiveness of internal control over financial reporting.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent registered public accountants the Company's audited financial statements. The Audit Committee also has discussed with the independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61 relating to communication with audit committees. In addition, the Audit Committee has received the written disclosures and the letter from its independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants' communications with the Audit Committee concerning independence and has discussed with the independent accountants its independence.

The Audit Committee discussed with the Company's internal auditor and independent registered public accountants the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditor and independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting. In addition, the Audit Committee meets with the Chief Executive Officer and Chief Financial Officer of the Company to discuss the Company's control environment and the overall quality of the Company's financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Company's audited financial statements be included in the Company's 2008 Annual Report to Shareholders and, for filing with the Securities and Exchange Commission, the Company's Annual Report on Form 10-K for the year ended December 31, 2008.

MEMBERS OF THE AUDIT COMMITTEE:

William H. Turner, Chairman
Warren D. Knowlton
Jeffrey Noddle
Richard F. Powers III
H. Jay Sarles
Robert F. Sharpe, Jr.

COMPENSATION OF DIRECTORS

Our compensation philosophy for outside directors.  We compete with other companies for executive talent, as we explain in the Compensation Discussion and Analysis later in this proxy statement. We must also compete with them for persons with the ability, integrity, experience, and judgment required to serve on the board of a public company. We need to attract and retain directors who meet the high qualification standards set by our Board of Directors. In order to do so, we must offer a compensation package that is both competitive and fair in view of the significant time commitment and responsibilities that come with a director's job. Only outside directors receive compensation for serving on our Board. Mr. Cracchiolo does not receive any additional compensation for his service as a director.

We believe that our outside directors should have a substantial personal financial stake in the Company.  Accordingly, a significant portion of our directors compensation package is equity-based. Also, a director is expected to have an equity holding in the Company with a market value of at least $375,000 upon attainment. A decrease in the price of a share of our common stock after a director has attained the required ownership threshold will not negate the director's satisfaction of this requirement. A director must reach this goal within five years of joining our Board. Shares of our common stock and deferred share units both count toward this goal. Using a December 31, 2008, closing price of $23.36 for a share of our common stock, the value of the common stock and deferred share units beneficially held by our outside directors on that date is as follows, rounded to the nearest dollar: Ms. Marshall ($187,791) and Messrs. Hall ($254,040); Knowlton ($221,009); Lewis ($220,378); Noddle ($331,011); Powers ($187,791); Sarles ($363,201); Sharpe ($427,955); and Turner ($271,420).

How and why our outside directors' compensation was determined.  The Board's Nominating and Governance Committee is responsible under its charter for overseeing the compensation and benefits paid to our outside directors. The committee will annually review the appropriateness of the outside directors' compensation package with the help of an independent compensation consultant. The committee has retained McLagan as its compensation consultant. McLagan also serves as the compensation consultant for the Board's Compensation and Benefits Committee with respect to the compensation of our executive officers.

The committee will discuss with its consultant the consultant's proposed changes to the compensation of outside directors. The committee will then recommend to the Board that it approve such changes as the committee believes are reasonable and appropriate, based on the consultant's report and findings. If the Board approves the committee's recommendations, the new compensation package will become effective as of a date set by the Board.

The outside directors' current compensation program as approved by the Board in 2007.  At a meeting held on July 27, 2007, the Board approved the current outside directors' compensation program as recommended by the Nominating and Governance Committee. The committee based its recommendations on a report prepared by McLagan.

The following chart summarizes the current compensation program for our outside directors which became effective on August 1, 2007. As you will note, we do not pay meeting fees or grant stock options or restricted stock to our outside directors.

The committee evaluates the outside directors' compensation program annually. The committee will recommend such future program changes to the Board as it deems appropriate. Such recommendations will be based in part on the advice and guidance of the committee's independent compensation consultant.

Outside Directors Compensation Program
Annual Cash Retainer	$80,000
Annual Equity Retainer	$100,000 in the form of Deferred Share Units
Board Meeting Fees	No board meeting fees
Committee Meeting Fees	No committee meeting fees
Committee Member Annual Retainer
Committee members receive an annual retainer as follows: Audit Committee—$15,000; Compensation and Benefits Committee—$10,000; and Nominating and Governance Committee—$10,000. There is no committee member retainer for the members of the Executive Committee.
Committee Chairman Annual Retainer
Committee Chairmen receive an annual retainer in addition to the committee member retainer, as follows: Audit Committee Chairman—$20,000 ($35,000 total committee retainer); Compensation and Benefits Committee Chairman—$10,000 ($20,000 total committee retainer); and the Nominating and Governance Committee Chairman—$10,000 ($20,000 total committee retainer)
Charitable Matching Gift Program	Up to $5,000 annually

Perquisites and personal benefits.  Our outside directors receive occasional perquisites or personal benefits of reasonable value, such as: commemorative items in connection with their Board service; welcoming gifts at the hotel where they stay during Board meetings or events; holiday gifts; and recreational or other services and amenities when attending the annual off-site Board strategic planning meeting. If any gifts or other items are taxable to our directors, we will provide them with a tax gross-up amount.

We pay for or reimburse our outside directors for their reasonable travel, lodging, food, and other expenses related to their attendance at Board, committee, or annual shareholder meetings. Our outside directors may use our corporate aircraft for Board-related travel, subject to the aircraft's availability and other restrictions. In extraordinary or unusual circumstances, such as a family emergency, we may make our corporate aircraft available to our outside directors on an exception basis.

Our outside directors are eligible to participate in our charitable gift matching program on the same basis as our employees. We will match a director's personal contributions to one or more qualifying charitable organizations, subject to an annual aggregate limit of $5,000. Directors' requests for matching gifts are processed by the same outside vendor that we use for employee matching gift requests.

Other assistance and payments.  As is true at many other public companies, our in-house counsel and other employees, as well as outside counsel, assist our outside directors in satisfying their legal reporting obligations under Section 16(a) of the Securities Exchange Act of 1934, as amended. We pay for the fees and expenses related to the preparation and filing of Securities and Exchange Commission Forms 3, 4, and 5 for our outside directors, but only for transactions in our equity securities.

A director's Section 16(a) reporting obligations for transactions in our equity securities are imposed solely due to his or her service on our Board. Therefore, we do not consider such assistance and related payments to be perquisites or personal benefits. Nevertheless, we have provided this information to you in the interests of full and transparent disclosure.

 Compensation earned by our outside directors during 2008.  The table below shows the total compensation earned by our outside directors during 2008. The chart also discloses other payments, such as deemed dividends on deferred share units and the amount of charitable matching gifts we made for a director.

2008 COMPENSATION OF DIRECTORS

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)

Ira D. Hall	$100,000	$91,594	$15,719	$207,313
Warren D. Knowlton	105,000	91,594	4,813	201,407
W. Walker Lewis	110,000	91,594	4,747	206,341
Siri S. Marshall	110,000	91,594	4,770	206,364
Jeffrey Noddle	105,000	91,594	12,775	209,369
Richard F. Powers III	105,000	91,594	9,690	206,284
H. Jay Sarles	105,000	91,594	9,751	206,345
Robert F. Sharpe, Jr.	105,000	91,594	12,803	209,397
William H. Turner	115,000	91,594	7,813	214,407
(1)
Ira D. Hall, Warren D. Knowlton, Jeffrey Noddle and Robert F. Sharpe, Jr. elected to defer 100% of their cash retainers for 2008 under the Ameriprise Deferred Compensation Plan for Outside Directors. In lieu of cash Messrs. Hall, Noddle, and Sharpe each received an aggregate total of deferred share units in his deferred compensation account as follows: Messrs. Hall (2,773); Noddle (2,912); and Sharpe (2,912). That number does not include deemed dividends on those units that were reinvested in additional deferred share units. Mr. Knowlton did not elect to defer his cash retainers into deferred share units.

(2)
The dollar amounts in this column show the compensation expense that we recognized with respect to the annual grant of deferred share units. The number of deferred share units credited to a director's account is calculated as follows: The dollar value to be received by the director is divided by the average value of a share of our common stock for the five trading days before the date of the grant. For accounting purposes, we then calculate the compensation expense of those deferred share units back to a dollar amount by multiplying the number of units by the closing price of a share of our common stock on the grant date. We then record the compensation expense of the deferred share units as of the grant date. In addition to the annual share award, Messrs. Sharpe, Noddle and Hall elected to defer 100% of their annual retainer into deferred share units. As a result, their fees earned of $100,000, $105,000 and $105,000 respectively, were expensed at $102,824, $107,966, $107,966, using the same process as the annual award for each quarterly fee payment. The compensation expense that we record does not factor in the deemed dividends that will be credited to the deferred share units held in the director's account.

(3)
The dollar amount shown in this column is the total of: deemed dividends credited during 2008 to a director's plan account and reinvested in additional deferred share units; charitable matching gifts we made during 2008 to one or more charitable organizations on behalf of the director; and the tax gross-up amount on a gift we gave to the director that was includable in the director's income for tax purposes. The aggregate incremental cost of perquisites and personal benefits is less than $10,000 for each director. As a result, the Securities and Exchange Commission does not require us to disclose those costs. All deemed dividends were credited at the same rate as the dividends paid to holders of shares of our common stock.

  For your convenience, we've broken out the three components of "All Other Compensation" in the chart below. Dollar amounts in each component have been rounded to the nearest dollar.

Name	Deemed Dividends	Charitable Matching Gifts		Tax Gross-Ups*

Ira D. Hall	$5,419	$10,000	**	$300
Warren D. Knowlton	2,513	2,000		300
W. Walker Lewis	4,447	0		300
Siri S. Marshall	4,447	0		323
Jeffrey Noddle	7,459	5,000		316
Richard F. Powers, III	4,447	5,000		243
H. Jay Sarles	4,447	5,000		304
Robert F. Sharpe, Jr.	7,459	5,000		344
William H. Turner	4,447	3,000		366
    *
    Tax gross-up amounts relate to the income imputed to the director as a result of a welcoming gift we gave to the director at an off-site Board retreat as well as a holiday gift shipped in December 2007. Variations in tax gross-up amounts are due primarily to differences in state income tax rates.

    **
    This amount includes $5,000 of matching gifts we made in 2008 as a result of charitable gifts that Mr. Hall made in 2007. Therefore, the $5,000 annual limit on charitable matching gifts was not exceeded for gifts that Mr. Hall made in 2007 and 2008.

Components of cash compensation earned during 2008.  The following table breaks out the elements of the cash compensation shown in the 2008 Compensation of Directors Table, in the column captioned "Fees Earned or Paid in Cash."

2008 CASH RETAINERS PAID

Name	Annual Retainer ($)	Committee Chairman Retainer ($)	Committee Member Retainer ($)	Total ($)

Ira D. Hall	$80,000		$20,000	$100,000
Warren D. Knowlton	80,000		25,000	105,000
W. Walker Lewis	80,000	$10,000	20,000	110,000
Siri S. Marshall	80,000	10,000	20,000	110,000
Jeffrey Noddle	80,000		25,000	105,000
Richard F. Powers, III	80,000		25,000	105,000
H. Jay Sarles	80,000		25,000	105,000
Robert F. Sharpe, Jr.	80,000		25,000	105,000
William H. Turner	80,000	20,000	15,000	115,000

 Deferred Share Plan for Outside Directors.  All of our outside directors participate in the Ameriprise Financial Deferred Share Plan For Outside Directors. Each outside director receives an annual grant of deferred share units following the annual meeting of shareholders. A deferred share unit is a phantom share of our common stock that tracks the value of our common stock. A deferred share unit receives deemed dividends in the same amount paid on a share of our common stock, but it has no voting rights. Outside directors may also choose to defer part or all of their annual cash retainer and any committee chairman's retainer under the plan. This deferral feature is voluntary and during 2008 three of our directors, Messrs. Hall, Noddle and Sharpe, elected to defer 100% of their cash retainers into deferred share units. During 2008, Mr. Knowlton also elected to defer 100% of his cash retainers, but he did not defer his retainers into deferred share units.

OUTSIDE DIRECTORS DEFERRED SHARE PLAN

FEATURE	ANNUAL GRANT		ELECTIVE RETAINER DEFERRAL

Amount	•	Equal to the dollar value of the annual cash retainer, which is currently $80,000	•	Before the beginning of each calendar year, a director may elect to defer up to 100% of the annual cash retainer and any committee chairman or member retainer, in 25% increments
	•	Outside directors whose first term is less than one year long will receive a pro-rata grant based on their length of service between their appointment to the Board and the next annual meeting of shareholders
Investment Options	•	Only investment option is Ameriprise deferred share units, credited to a separate annual equity grant deferred share unit account	•
Director may choose to invest deferred amounts in one or both of these options: Ameriprise deferred share units or a cash account that receives a market rate of interest, credited on the last day of each month
Number of Deferred Share Units Credited	•
		The number of deferred share units is determined by dividing the dollar amount awarded by the average closing price of a share of our common stock for the five trading days following the date of our annual shareholders meeting, or the five trading days following the appointment date of a director who joins the Board after the date of the most recent annual meeting	•
The number of units credited is determined by dividing the quarterly deferral amount by the average closing price of a share of our common stock for the five trading days following the public release of our earnings results for that quarter

FEATURE	ANNUAL GRANT		ELECTIVE RETAINER DEFERRAL

Dividend Equivalent Reinvestment	•	Account is credited with additional deferred share units on each dividend payment date for our common stock	•	Deemed dividends on deferred share units are reinvested in the same manner used for the annual equity grant account
•
Number of additional units is calculated by first multiplying the number of units held on the dividend record date by the dividend payable on a share of our common stock; that number is then divided by the average of the high and low prices of a share of our common stock on the dividend payment date
Distribution	•	Single payment in shares of our common stock following the director's end of service	•
A director makes a distribution election at the same time he or she makes a deferral election, and that election applies to that year's deferrals. A director makes a new distribution election each year. A director has three distribution choices:
				•	Lump sum on March 31 of a specified year
				•	Lump sum following the director's end of service
				•	Up to five annual installments following the director's end of service
Change in Control	•	Upon a change in control, the entire account will be distributed in shares of our common stock.	•	Upon a change in control, all amounts held in either account will be distributed as explained immediately above.

 Deferred share units issued to outside directors in 2008.  The table below shows the number of deferred share units issued to outside directors during 2008. In order to simplify the presentation, we have rounded the numbers shown to the nearest unit. During 2008, directors' accounts were credited with deemed dividends on the deferred share units. These deemed dividends were reinvested in additional deferred share units at the same rate as those paid on a share of the Company's common stock.

	DSU Balances as of 12/31/2007			DSUs Credited During 2008				DSU Balances as of 12/31/2008
Name	Annual Equity Grant	Retainer Deferral	Total DSUs†	Annual Equity Grant	Reinvested Deemed Dividends	Retainer Deferral	Total DSUs	Annual Equity Grant†	Retainer Deferral†	Total DSUs††

Ira D. Hall	5,426	0	5,426	1,947	214	2,773	4,934	7,539	2,821	10,360
Warren D. Knowlton	2,418	0	2,418	1,947	96	0	2,043	4,461	0	4,461
W. Walker Lewis	5,426	0	5,426	1,947	166	0	2,113	7,539	0	7,539
Siri S. Marshall	5,426	0	5,426	1,947	166	0	2,113	7,539	0	7,539
Jeffrey Noddle	5,426	3,097	8,523	1,947	288	2,912	5,147	7,539	6,131	13,670
Richard F. Powers, III	5,426	0	5,426	1,947	166	0	2,113	7,539	0	7,539
H. Jay Sarles	5,426	0	5,426	1,947	166	0	2,113	7,539	0	7,539
Robert F. Sharpe, Jr.	5,426	3,097	8,523	1,947	288	2,912	5,147	7,539	6,131	13,670
William H. Turner	5,426	0	5,426	1,947	166	0	2,113	7,539	0	7,539
†
Includes 2007 deemed dividends reinvested in additional Deferred Share Units

††
Includes 2008 deemed dividends reinvested in additional Deferred Share Units

OWNERSHIP OF OUR COMMON SHARES

The table below shows how many Ameriprise common shares certain individuals and entities beneficially owned on February 25, 2009. These individuals and entities include: (1) owners of more than 5% of our outstanding common shares; (2) our current directors (Messrs. Hall and Powers have decided not to stand for re-election at the 2009 annual meeting.); (3) the five executive officers named in the compensation tables included in subsequent sections of this proxy statement; and (4) all current directors and executive officers as a group. A person has beneficial ownership over shares if the person has or shares voting or investment power over the shares or the right to acquire such power within 60 days. Investment power means the power to direct the sale or other disposition of the shares. Each person has sole voting and investment power over the shares, except as we describe below.

The column captioned "Deferred Share Units" shows DSUs owned by non-management directors through the Outside Directors Deferred Share Plan and phantom units owned by the executive officers under the Company's Supplemental Retirement Plan. The information in this column is not required by the rules of the Securities and Exchange Commission because these units carry no voting rights and will be settled in shares of common stock that the recipient does not have the right to acquire within 60 days of February 25, 2009. Nevertheless, we believe that this information provides a more complete picture of the financial stake that our directors and executive officers have in the Company.

Name	Number of Shares Owned(5)(6)		Right to Acquire(7)	Percent of Class(%)	Deferred Share Units

Wellington Management Company, LLP 75 State Street Boston, MA 02109	16,408,562	(1)	—	7.58%	—
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	14,047,947	(2)	—	6.4%	—
Davis Selected Advisors, L.P. 2949 E. Elvira Rd, Suite 101 Tucson, AZ 85756	13,001,920	(3)	—	6.0%	—
Barclays Global Investors, N.A. 45 Fremont Street San Francisco, CA 94105	11,944,332	(4)	—	5.51%	—
Ira D. Hall	515		—	*	10,360
Warren D. Knowlton	5,000		—	*	4,461
W. Walker Lewis	1,895		—	*	7,539
Siri S. Marshall	500		—	*	7,539
Jeffrey Noddle	500		—	*	13,670
Richard F. Powers III	500		—	*	7,539
H. Jay Sarles	8,009	(8)	—	*	7,539
Robert F. Sharpe, Jr.	18,150	(9)	—	*	13,670
William H. Turner	4,080	(10)	—	*	7,539
James M. Cracchiolo	164,015		2,232,505	1.01%	69,521
Walter S. Berman	28,582		348,747	*	21,682
Glen Salow	49,373		960,437	*	127
William F. Truscott	63,175		525,616	*	27,301
Joseph E. Sweeney	15,501		272,099	*	6,979
All current directors and executive officers (21 individuals)	459,356		5,209,600	2.6%	260,138
*
Less than 1%.

(1)
Based on information contained in a report on Schedule 13G filed with the Securities and Exchange Commission on February 17, 2009, by Wellington Management Company, LLP, which contained information as of December 31, 2008.

(2)
Based on information contained in a report on Schedule 13G filed with the Securities and Exchange Commission on February 13, 2009, by T. Rowe Price Associates, Inc., which contained information as of December 31, 2008.

(3)
Based on information contained in a report on Schedule 13G that Davis Selected Advisers, L.P. filed with the Securities and Exchange Commission on February 13, 2009, which contained information as of December 31, 2008.

(4)
Based on information contained in a report on Schedule 13G filed with the Securities and Exchange Commission on February 6, 2009, by Barclays Global Investors, N.A., Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG (collectively, "Barclays"). As of December 31, 2008, Barclays reported sole dispositive power over 11,944,332 shares and sole voting power over 10,264,113 shares of our outstanding common stock. The report indicates that these shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

(5)
This column includes shares held in employee benefit plan accounts on February 25, 2009, as follows:

Name	Number of Shares in Plan Accounts

James M. Cracchiolo	1,228
Walter S. Berman	224
Glen Salow	245
William F. Truscott	183
Joseph E. Sweeney	194
All executive officers	7,359
(6)
Certain executive officers hold restricted shares that we include in this column. The executive may vote the restricted shares, but may not sell or transfer them during the restricted period. These restrictions lapse over a period of years. The individuals in the table hold the following number of restricted shares:

Name	Number of Restricted Shares

James M. Cracchiolo	58,569
Walter S. Berman	14,471
Glen Salow	14,197
William F. Truscott	20,864
Joseph E. Sweeney	7,113
All executive officers	172,557
(7)
These are shares that the named individuals have the right to acquire within 60 days of February 25, 2009, upon the exercise of stock options that they hold.

(8)
Shares are held indirectly in the H. Jay Sarles Revocable Trust.

(9)
Includes 15,150 shares held indirectly in the Robert F. Sharpe, Sr. Credit Shelter Trust.

(10)
Includes 80 shares held indirectly in the William H. Turner Individual Retirement Account.

 ITEMS TO BE VOTED ON BY SHAREHOLDERS

ITEM 1—ELECTION OF DIRECTORS

Our Board of Directors currently has ten members divided into three classes of nearly equal size. The members of each class are elected to serve a three-year term with the term of office for each class ending in consecutive years. If, during the year, a director resigns or retires, the Board of Directors, upon the recommendation from the Nominating and Governance Committee, may elect another director as a replacement. The Board may add new members during the year based on a number of factors, such as the size of the Board and the Board's desire to add fresh perspectives or expertise.

At this year's annual meeting, the terms of our Class I directors will expire. We have previously disclosed that Messrs. Hall and Powers have decided not to stand for re-election at the 2009 annual meeting and our Board has therefore fixed the number of directors at eight, as of the date and time of the 2009 annual meeting. Mr. Noddle, who currently serves as a Class I director, has been nominated for re-election to the Board to serve until the 2012 annual meeting or until his successor is elected and qualified. Our By-Laws and the corporate governance listing standards of the New York Stock Exchange require that the three classes of directors be as nearly equal in number as possible and that a majority of directors be elected at least once every two years. Therefore, the Board of Directors has nominated Messrs. Knowlton and Sharpe to stand for election as Class I directors with Mr. Noddle at the 2009 annual meeting. Like Mr. Noddle, Messrs. Knowlton and Sharpe, if elected, will each serve a three-year term ending at the 2012 annual meeting, or until his successor is elected and qualified. Each of the nominees has agreed to serve as a director if elected. Proxies may not be voted for more than three directors.

The Board has appointed Walter S. Berman, John C. Junek, and Thomas R. Moore as proxies who will vote your shares on your behalf. Their names appear on the proxy card. Proxies will be voted FOR the election of each of the three nominees unless you indicate on the proxy card or voting instructions that you vote "Against", or "Abstain" from voting with respect to, any or all of the nominees. The telephone and Internet proxy submission procedures will include instructions on how to abstain from voting with respect to any or all nominees. We expect that each nominee will be able to serve if elected as a director. However, if any nominee is not able to serve, the persons named as proxies may vote for another person nominated by the Nominating and Governance Committee. Alternatively, the Board of Directors, at its option, may reduce the number of directors constituting Class I directors.

We currently expect that the election of directors will be uncontested and therefore the nominees for director will be subject to a majority voting standard, as explained in more detail beginning on page 3.

The Board of Directors recommends a vote FOR the election of the three director nominees. Proxies will be voted FOR the election of the three nominees unless otherwise specified.

The nominees for election as director and the directors whose terms of office will continue after the meeting have provided the following information about themselves.

CLASS I DIRECTORS—NOMINEES FOR TERMS ENDING IN 2012

Warren D. Knowlton: Age 62, director since September 28, 2006. Mr. Knowlton is the chairman of Graham Packaging Company, L.P., a leading international supplier of plastic food and beverage containers. Formerly, Mr. Knowlton served as chairman and chief executive officer of Graham Packaging Company, L.P. from December 2006 to December 2008. Prior to joining Graham Packaging Company, L.P., Mr. Knowlton was the chief executive officer and board member of The Morgan Crucible Company plc, a U.K.-based building materials company with global operations. Prior to joining The Morgan Crucible Company plc, he held senior leadership positions with Pilkington plc and Owens Corning in both the U.S. and international markets. Mr. Knowlton has been a director on the Smith & Nephew board since 2000, serving as chairman of the global medical technology company's audit committee since 2001.

Jeffrey Noddle: Age 62, director since September 20, 2005. Mr. Noddle has served as the president and chief executive officer of SUPERVALU INC. since 2001, and as chairman of its board of directors since 2002. Prior to his present position, Mr. Noddle held a number of other leadership positions at SUPERVALU, including president and chief operating officer from 2000 to 2001, corporate executive vice president and president and chief operating officer of SUPERVALU's distribution food companies, corporate vice president—merchandising and president of the company's Fargo and former Miami divisions. Mr. Noddle is the immediate past chairman of the board of directors of The Food Marketing Institute. In addition, he serves as a member of the boards of directors of Donaldson Company, Inc., the Independent Grocers Alliance, Inc., The Food Industry Center at the University of Minnesota, the Carlson School of Management at the University of Minnesota and the Academy of Food Marketing at Saint Joseph's University.

Robert F. Sharpe, Jr.: Age 57, director since September 30, 2005. Mr. Sharpe was appointed President of Commercial Foods and Executive Vice President, External Affairs of ConAgra Foods, Inc. in early 2008 having joined ConAgra in November 2005. From 2002 until joining ConAgra, Mr. Sharpe was a partner at the Brunswick Group LLC, an international financial public relations firm. Prior to that, he served as senior vice president—public affairs, secretary and general counsel for PepsiCo, Inc. from 1998 to 2002. Previously, Mr. Sharpe was senior vice president and general counsel for RJR Nabisco, Inc.

CLASS II DIRECTORS—TERMS ENDING IN 2010

James M. Cracchiolo: Age 50, Chairman and Chief Executive Officer of the Company since September 30, 2005. Mr. Cracchiolo has been chairman and chief executive officer of Ameriprise Financial, Inc. since September 30, 2005, when American Express Financial Corporation completed its spin-off from American Express Company. Prior to that, Mr. Cracchiolo was chairman and chief executive officer of American Express Financial Corporation, since March 2001, president and chief executive officer of American Express Financial Corporation since November 2000, and group president, global financial services of American Express since June 2000. He served as chairman of American Express Bank Ltd. from September 2000 until April 2005 and served as president and chief executive officer of Travel Related Services International from May 1998 through July 2003. Mr. Cracchiolo joined American Express in 1982. He is also on the board of advisors of the March of Dimes.

H. Jay Sarles: Age 64, director since September 30, 2005. Mr. Sarles is retired, having most recently served as vice chairman of Bank of America Corporation. Prior to that, he served as vice chairman and chief administrative officer of FleetBoston Financial with responsibility for administrative functions, technology and operations, treasury services, corporate strategy and mergers and acquisitions. During his 37 years at Fleet, Mr. Sarles oversaw virtually all of Fleet's businesses at one time or another, including, most recently, the company's wholesale banking businesses. These included commercial finance, real estate finance, capital markets, global services, industry banking, middle market and large corporate lending, small business services and investment banking businesses. Mr. Sarles is also a member of the boards of directors of AvalonBay Communities, Inc., Carlyle Capital Corporation Limited, Dental Service of Massachusetts, Inc., and is a trustee of Mount Holyoke College.

CLASS III DIRECTORS—TERMS ENDING IN 2011

W. Walker Lewis: Age 64, director since September 30, 2005. Mr. Lewis serves as chairman of Devon Value Advisers, a financial consulting and investment banking firm that he founded in 1997. Prior to that, he served as a managing director of Kidder Peabody, where he was a member of the firm's management committee. From 1991 to 1993, Mr. Lewis was president of Avon Products Inc., North America and a member of the Office of the Chairman of Avon Incorporated.

Siri S. Marshall: Age 60, director since September 30, 2005. Ms. Marshall is the former senior vice president, general counsel and secretary and chief governance and compliance officer at General, Mills, Inc., having retired from those positions as of January 1, 2008. Prior to joining General Mills in 1994, Ms. Marshall was senior vice president, general counsel and secretary of Avon Products, Inc. Ms. Marshall is also a director of Equifax, Inc., Alphatec Holdings, Inc. and the Yale Center for the Study of Corporate Law, a Distinguished Advisor to the Straus Institute of Dispute Resolution, and a

Trustee of the Minneapolis Institute of Arts She has served as a director of NovaCare, Inc., Jafra Cosmetics International, Snack Ventures Europe and the American Arbitration Association. She has also served as a member of The New York Stock Exchange Legal Advisory Committee Council.

William H. Turner: Age 68, director since September 30, 2005. Mr. Turner is the Acting Dean of Montclair State University. Previously, he was the founding dean of the College of Business at Stony Brook University and a senior partner at Summus Limited. Prior to that, Mr. Turner was president and chief executive officer of PNC Bank, New Jersey from 1997 to 2000 and chairman of PNC Bank, N.A., New Jersey and Northeast Region from 2000 until his retirement in 2002. Before joining PNC, Mr. Turner was president and co-chief executive officer at Franklin Electronic Publishers, Inc. and vice chairman of Chemical Banking Corporation, which merged with The Chase Manhattan Corporation in 1995. Mr. Turner is also a member of the boards of directors of Franklin Electronic Publishers, Inc., Standard Motor Products, Inc., Volt Information Sciences, Inc. and New Jersey Resources, Inc.

ITEM 2—RATIFICATION OF AUDIT COMMITTEE'S SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

On November 19, 2008, the Audit Committee of the Board of Directors selected Ernst & Young LLP as our independent registered public accounting firm for the year beginning January 1, 2009, subject to shareholder ratification at the 2009 annual meeting. The Audit Committee confirmed its decision to appoint Ernst & Young at the committee's meeting held on February 24, 2009.

We are asking shareholders to ratify the Committee's appointment, subject to the limitation stated in the last sentence of this paragraph. In the event the shareholders fail to ratify the appointment, the Audit Committee will consider other accounting firms for 2009. The Audit Committee will be under no obligation, however, to appoint new independent auditors.

One or more representatives of Ernst & Young will be present at the meeting with the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Independent Registered Public Accountant Fees

The following presents the aggregate fees billed for professional services by Ernst & Young in fiscal years 2008 and 2007 for these various services:

Description of Fees	Fiscal Year 2008 Amount	Fiscal Year 2007 Amount

Audit Fees	$11,065,000	$10,342,000
Audit-Related Fees	1,017,000	713,000
Tax Fees:	545,000	610,000
All Other Fees	—	—

Total	$12,627,000	$11,665,000

Audit Fees

The audit fees set forth above consist of fees for professional services during each fiscal year in connection with the audit of the Company's annual financial statements, review of financial statements included in the Company's Quarterly Reports on Form 10-Q and services that were provided in connection with statutory and regulatory filings or engagements and other attest services.

Audit-Related Fees

The audit-related fees set forth above for fiscal year 2008 consist of fees for assurance and related services that were reasonably related to the performance of the audit or review of the Company's financial statements.

Tax Fees

The tax fees set forth above consist of fees for tax services during each fiscal year.

Services to Associated Organizations

Ernst & Young also provided other services to associated organizations of the Company that were charged directly to those organizations. These amounts included $4,364,000 for 2008 and $3,082,000 for 2007, primarily for performing audits and tax compliance services to mutual funds, collective funds, and alternative investment funds.

Policy on Pre-Approval of Services Provided by Independent Registered Public Accountants

Pursuant to the requirements of the Sarbanes-Oxley Act of 2002, the terms of the engagement of the Company's independent registered public accountants are subject to the specific pre-approval of the Audit Committee. All audit and permitted non-audit services to be performed by the Company's independent registered public accountants require pre-approval by the Audit Committee in accordance with pre-approval procedures established by the Audit Committee. The procedures require all proposed engagements of the Company's independent registered public accountants for services of any kind to be directed to the Company's general auditor and then submitted for approval to the Audit Committee or to the Audit Committee chairman prior to the beginning of any services. The Audit Committee has delegated such approval authority to its chairman, to be exercised in the intervals between committee meetings.

In 2008, 100% of the services provided by Ernst & Young for the Company and its subsidiaries were pre-approved by the Audit Committee or its chairman.

The Board of Directors recommends a vote FOR the following resolution. Proxies will be voted FOR the following resolution unless otherwise specified:

RESOLVED, that the Audit Committee of the Board of Directors' selection of Ernst & Young LLP, independent registered public accountants, to audit the accounts of the Company and its subsidiaries for 2009 is ratified.

 COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION AND BENEFITS COMMITTEE REPORT

The Compensation and Benefits Committee has reviewed and discussed with the Company's management the Compensation Discussion and Analysis that follows this report. Based upon that review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2008, and in this proxy statement.

MEMBERS OF THE COMMITTEE: W. Walker Lewis, Chairman Ira D. Hall Warren D. Knowlton Siri S. Marshall Richard F. Powers III Robert F. Sharpe, Jr.

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

In this section of the proxy statement, we'll describe the material elements of the executive compensation program for the executive officers identified in the Summary Compensation Table on page 48, who are called named executive officers. We will also provide an overview of our executive compensation philosophy and our executive compensation program. In addition, we'll explain how and why our Board's Compensation and Benefits Committee arrives at specific compensation decisions and policies.

The 2008 operating environment.  During 2008, financial markets faced their greatest challenges since the 1930s. Investment banks that were Wall Street fixtures for generations either failed, merged with other financial firms and went out of existence, or became bank holding companies. Banks and insurance companies marked down the value of hundreds of billions of dollars in assets on their balance sheets, requiring them to seek massive capital infusions. We witnessed the largest bank failure in United States history. The credit markets were severely disrupted for both businesses and individuals. Many individual investors lost confidence in the stock market and were further shaken when a long-established money market mutual fund unexpectedly "broke the buck", or set a net asset value per share of less than $1.00, and suspended redemptions. The Dow Jones Industrial Average began 2008 at 13,043 and ended the year at 8,776, a decline of approximately 34%, its worst annual performance since 1931. The S&P 500 declined by approximately 39%, its worst year since 1937.

The federal government intervened in the markets in ways that would have seemed unimaginable at the start of the year. As the crisis deepened, Congress approved a financial stabilization plan whose scope, effects, and details still remain uncertain in many ways.

Key 2008 accomplishments.  Despite the broad dislocations in the financial markets and the steep declines in equity values, we finished 2008 in a much stronger position than many other financial services firms. We have a strong balance sheet, including a high-quality, diversified asset portfolio. Unlike many of our competitors, we didn't need to raise capital in the markets or from other sources. In fact, we ended the year with excess capital of approximately $700 million and approximately $6.2 billion in cash and cash equivalents. The strength of our balance sheet is particularly remarkable because during 2008 we raised our dividend, made $600 million in share repurchases, and completed important all cash acquisitions totaling $800 million. Our risk management and internal control programs, which we continue to enhance and refine, helped to protect the value of our franchise at a time when a number of other firms were forced to merge, go out of business, or recognize massive asset write downs.

We were particularly pleased by the continued strength of our business model and the year over year core operating performance of our business segments, after excluding the after-tax impacts due to the extraordinary dislocation in financial markets in the second half of 2008, and the exclusion of after-tax separation costs and after-tax realized investment gains in 2007. During the second half of 2008, we had significant net realized investment losses, primarily from other than temporary impairments. These impairments, along with significant other market dislocation impacts, drove the fourth quarter and full-year losses we incurred. We intend to hold these securities until maturity. We believe that we will recover a significant portion of those impairments.

Despite the many challenges facing us in 2008, we produced these significant accomplishments:

•
We completed an all cash acquisition of J. & W. Seligman & Co., adding approximately $13 billion in assets in open and closed end mutual funds, hedge funds, and institutional accounts to our subsidiary, RiverSource Investments and expanded our third-party distribution.

•
We also completed all-cash acquisitions of H&R Block Financial Advisors and Brecek & Young Advisors, adding more than 1,200 advisors. These transactions brought us more than 365,000 client accounts and more than $25 billion in client assets.

•
Our board increased our quarterly cash dividend from 15 cents to 17 cents, a 13% increase. We also repurchased more than $600 million of our common stock.

•
Despite the unprecedented market uncertainty and volatility, we maintained a stable client base, with a continued strong retention rate of 94% and high client satisfaction.

•
Financial planning engagement with existing clients increased significantly and planning and advice fees also grew compared with 2007.

•
Demonstrating our unwavering commitment to our clients' best interests, we voluntarily committed up to $36 million to mitigate the losses of our clients who had assets invested in the Primary Fund, the money market mutual fund managed by Reserve Management and the first major money market mutual fund to break the buck.

•
We rapidly responded to the extraordinary degree of market volatility by creating the Market Volatility Resource center, launching new national ads promoting the strength of Ameriprise Financial and RiverSource Life Insurance to reassure clients and policyholders, and by hosting the first ever nationwide Ameriprise Town Hall broadcast for clients and prospects.

•
We exceeded our $75 million reengineering goal and plan to lower our general and administrative expenses by an additional 10% in 2009, excluding the impact of our 2008 acquisitions.

•
We executed a multi-million dollar technology enhancement agenda that focused on our strategic growth priorities.

•
Through grant making, volunteerism and gift matching, we supported a diverse group of over 5,000 nonprofits across the country. Together with our employees and advisors, we gave back to our communities more than $12 million last year. In addition, our employees and retirees contributed more than 26,500 hours to charitable purposes during 2008.

We realize that executive compensation can be a complicated subject. When we drafted this year's Compensation Discussion and Analysis, we continued our efforts to simplify it, use tables or illustrations when possible, and keep it crisp and readable.

We'll discuss Company, business and individual measures considered in assessing performance. These measures are discussed in the limited context of our executive compensation program. You should not interpret them as statements of our expectations or as any form of guidance by us. We caution you not to apply the statements or disclosures we make in the Compensation Discussion and Analysis in any other context.

COMPENSATION FOR 2008 PERFORMANCE

2008 compensation.  As we discussed in the Introduction, 2008 was marked by precipitous declines in the equity markets, critical disruptions in the credit markets and a volatile and unpredictable economic environment. As a result, our 2008 shareholder performance measures were significantly lower than those we achieved in 2007.

Because our executive compensation program is performance-based, the Compensation and Benefits Committee substantially reduced 2008 incentive awards as described in further detail below. In deciding upon the size of the awards, the committee took into account 2008 individual and leadership results and important business accomplishments, as well as the reduced financial benefit delivered to shareholders.

These are the key decisions that the Compensation and Benefits Committee made for our named executive officers' compensation for 2008 performance, including the compensation of our chief executive officer:

•
There were no salary increases for 2009.

•
There were no cash incentive awards for 2008 performance.

•
There were no restricted stock awards for 2008 performance.

•
There were new stock options granted, but with an extended vesting period of four years, rather than three years as in prior option grants. Stock options have no monetary value until they vest and the price of a share of our common stock rises above the exercise price of the option. It is possible that the options will expire after their ten-year term without the named executive officer realizing any value from them, unless there is share price appreciation above the exercise price.

The committee decided that for 2008 performance, the named executive officers should receive only an equity incentive award consisting of non-qualified stock options. In order to increase the power of the options to retain the named executive officers, the Compensation and Benefits Committee imposed an extended vesting period on the options. One-third of the options will vest two years after the effective grant date, rather than the previous one year vesting period for the first third of the options. One-third of the options will vest three years after the effective grant date and the final one-third will vest in four years.

Consistent with the Company's executive compensation philosophy and design, the committee determined the size of the 2008 incentive awards to executive officers by considering several factors that included the Company's operating performance for 2008, key business accomplishments for 2008, market data and trends among peer companies and the financial services industry, and recommendations from our independent compensation consultant. In assessing the Company's operating performance for 2008, the committee considered many factors including, but not limited to: core operating results on shareholder measures, achievements on business metrics, and the strength of our capital position and balance sheet. The committee believes that the continued strength of the Company's financial condition despite severe impacts from the business environment represents a very significant accomplishment by our management. The committee also considered the significant net realized investment losses we experienced in the second half of 2008, primarily from other than temporary impairments. The Company has built a strong foundation due to its prudent investment philosophy, sound decision making and well established risk management processes. Importantly, this allowed the Company to maintain its strong client focus and remain in a position of strength to navigate through this environment and build for future growth.

The committee believes that these decisions are consistent with our executive compensation philosophy and shareholder interests. The committee also believes these decisions will continue to retain and motivate key executive talent during an uncertain and extremely challenging economic period.

THE ROLE OF THE COMPENSATION AND BENEFITS COMMITTEE

The Compensation and Benefits Committee of our Board of Directors oversees our executive compensation program. The committee operates under a written charter approved by the Board, and only independent directors are eligible to serve on the committee. You will find important information about the committee's authority, the extent to which it may delegate its authority to other persons, and its processes and procedures in the section of this proxy statement captioned "Corporate Governance—Compensation and Benefits Committee" on pages 9-12. That section also provides additional information about the role of our executive officers in recommending the amount or form of executive compensation, and the role of the independent compensation consultant used by the committee, McLagan. During 2008, the committee approved a Compensation Consultant Policy that is discussed in that section. Among other things, the policy establishes independence standards for the committee's consultant. A copy of the policy is posted on our Website on the Corporate Governance page of the "Company Information" section at ir.ameriprise.com.

 OUR EXECUTIVE COMPENSATION PHILOSOPHY

A talented, motivated and experienced workforce is essential to the success of any Company. That is true for all employees, from senior executives to our entry level employees. Just as we compete with other companies for customers in the retail financial services marketplace, we also compete with other companies in the labor marketplace for employees with talent, knowledge, integrity and the proven ability to produce results. The overall objective of our executive compensation program is to promote the long-term best interests of our shareholders by attracting and retaining effective, stable and motivated leadership, particularly in the current volatile economic and financial environment.

In order to achieve that objective, the committee has developed an executive compensation philosophy that continues to be based on these core principles:

•
Executive officers' compensation must be aligned with the long-term best interests of our shareholders.

•
Our executive compensation program must be competitive enough to attract and retain executive officers who can achieve Ameriprise Financial's strategic goals and create long-term shareholder value.

•
An executive officer's compensation must be appropriate in light of his or her experience, responsibilities and performance.

•
There should be a strong linkage between the total direct compensation that an executive officer earns and Company, business, and individual performance. The amount an executive officer earns should depend to a significant degree upon how well the Company and the executive officer perform against established measures that are aligned with shareholder interests.

The committee does not consider gains from equity incentive awards made in prior years, such as stock option exercises and restricted stock vesting, in determining new incentive awards. It should be noted that the named executive officers have not realized any gains on options awarded since spin off, and that these outstanding options do not currently have any intrinsic value or market gain as of the end of fiscal year 2008. The committee believes that reducing or limiting current stock option grants, restricted stock awards or other forms of compensation because of prior gains realized by an executive officer would unfairly penalize the officer for high past performance and reduce the motivation for continued high achievement. Additionally, any employee, regardless of his or her financial situation, should have an annual total compensation opportunity that is competitive. Similarly, our severance and change-in-control arrangements, which we discuss in detail beginning on page 44, do not affect the committee's decisions regarding other elements of compensation. Those arrangements serve very specific purposes that are unrelated to the determination of a named executive officer's total direct compensation for a specific year.

OUR EXECUTIVE COMPENSATION PROGRAM

Our executive compensation program is designed to be in line with the Company's executive compensation philosophy. Our executive compensation program has these key design features:

•
The overall design and operation of the program are simple;

•
A strong link between compensation and the financial benefits received by the shareholder as measured by Company, business, and individual performance;

•
A compensation opportunity that is competitive; and

•
An appropriate mix of base salary, cash incentives, and equity incentives.

Our executive compensation program is performance-based.  Our executive compensation program rewards named executive officers for financial and business results that benefit our shareholders. The size of the incentive awards received by our chief executive officer and each other named executive officer is directly related to Company, business and individual performance results for the year.

How our compensation program works.  The committee determines the size and form of the named executive officers' incentive awards based on a method recommended by McLagan, the committee's independent compensation consultant. In 2007, the committee approved this method, which links the size of the pool to the amount of financial benefit received by shareholders each year.

The committee established the initial size of the awards in 2007 at a level that, after achieving the specified shareholder benefit, would provide adequate funding of an incentive award for each executive officer within a market-based pay range for that officer's position. The committee approves the actual incentive award for each executive officer based on the performance assessment process that we describe later in this section. That process takes into account Company, business and individual performance.

Assuming it is funded, our incentive award program has two components: a cash incentive award and an equity incentive award. With the assistance of McLagan, the committee determines the appropriate split between the cash and equity components each year. As we noted above, none of the named executive officers received a cash incentive award for 2008 performance. This allows the committee to adjust the mix of cash and equity values within the total incentive awards to strike the right balance between short-term cash rewards and long-term equity ownership opportunities. In the past, each named executive officer could elect to take his equity incentive award in non-qualified stock options or time vested restricted stock, or a combination of both. The committee limits the choices available to the officer, and may change the range of elections each year. For 2008, the committee made the decision to make all equity awards for the named executive officers in non-qualified stock options with an extended four year vesting period. Executive officers could not elect to take any portion of their equity award for 2008 in restricted stock. The committee made this shift for the 2008 awards in order to create meaningful equity incentives that will only reward the executive officers for significant increases in shareholder value, as described on page 31.

Total direct compensation.  We call the sum of base salary and the incentive awards total direct compensation. The amount of an executive officer's total direct compensation is a primary focus of the committee in making decisions on either the base salary or the incentive awards. During this process, the committee reviews tally sheets that detail the executive officer's compensation history. The tally sheets help the committee to track changes in an executive officer's total direct compensation from year-to-year and to remain aware of the compensation historically paid to each executive officer. With the assistance of McLagan, the committee has established market ranges for total direct compensation for each named executive officer. The committee considered this information as it reviewed and approved incentive awards for 2008.

Benefits and other compensation.  In addition to total direct compensation, our executive officers are eligible to participate in the health, welfare benefit and retirement programs of the Company on the same basis as other employees. For information about the pension benefits available to our named executive officers, please see pages 56-57.

Deferred compensation plan.  Executive officers and other eligible employees can elect to participate in a voluntary deferred compensation plan. To encourage share ownership among employees, deferrals directed to Ameriprise share units rather than RiverSourcesm mutual funds are eligible for a Company stock match, subject to percentage limitations.

The match applies to deferrals of cash incentive awards earned for the prior year's performance. As we noted above, none of the named executive officers received a cash incentive award for 2008 performance. Once deferrals are credited to phantom stock units, they cannot be transferred to another investment in the plan. Also, the match is credited to phantom stock units and is subject to a three-year cliff vesting requirement.

Perquisites.  The committee regularly reviews the type and amount of perquisites provided to our executive officers. We provide detailed information about this element of our executive compensation program for our named executive officers in footnote (6) to the Summary Compensation Table, on page 49. The committee believes that perquisites add value to the overall mix of our executive compensation program, even though they constitute the smallest element of the program.

Our focus on performance.  Performance-based compensation, such as stock options, stock awards, and non-equity incentive plan payouts, is by far the most significant portion of the overall mix for total direct compensation. This is consistent with our philosophy of having a strong link between compensation and performance. This linkage is discussed in more detail beginning on page 30, in the section discussing the 2008 incentive awards for our named executive officers.

The other elements of compensation that are non-performance based, such as base salary, are consistent with our philosophy of providing a competitive total compensation package that will attract and retain our executive talent. The committee regularly reviews market data on these elements to confirm that they remain competitive and relatively minor elements in the mix of compensation.

HOW AND WHY THE COMMITTEE DETERMINED OUR NAMED
EXECUTIVE OFFICERS' COMPENSATION FOR 2008

The committee determined the incentive award for each named executive officer for 2008 for the reasons described beginning on page 36. This process involved the review of market compensation data and trends with the assistance of McLagan and the completion of the performance assessment for each named executive officer. In addition, the committee reviewed and discussed its proposed compensation actions for our chief executive officer in executive session with the other independent directors before finally approving his compensation. In advance of the board meeting at which these discussions were held, the committee chairman provided a summary of the committee's proposed compensation actions for the chief executive officer to each independent director who does not serve on the committee. This allows those directors to become familiar with the committee's proposed actions in advance of the formal approval of such actions by the committee and the discussions at the board meeting. The committee chairman also makes himself available to each such director to answer questions or provide an explanation of the committee's reasons for its proposed compensation actions. The committee amended its charter in 2008 to include this procedure, so that it is now an annual responsibility of the committee chairman.

Market data review.  During 2008, McLagan provided compensation market data to the committee for each named executive officer's position. This data included an updated estimate of the total direct compensation market range for each named executive officer position and the expected trends for year-end compensation for 2008. The sources of the data used by McLagan include survey data for comparable industry positions and proxy disclosures by companies included in our peer group. McLagan screened the survey data to confirm that the information is appropriate given our size, type and mix of businesses, and the industries where we compete for executive talent.

It is important to understand that the compensation market data and ranges provide only a reference point for the committee. Depending upon Company, business and individual performance results, a named executive officer's total direct compensation may be within, below or above the market range for that position. The market data and ranges do not determine a named executive officer's total direct compensation. Similarly, they do not determine the total direct compensation paid for all executive officers.

In September 2008 and December 2008, McLagan provided the committee with a special analysis of expected trends in executive compensation in the financial services industry. McLagan focused on the expected declines in executive compensation resulting from the extremely challenging 2008 financial and economic environment. The committee's assessment of the placement of the named executive officer's compensation relative to market range considers the scope, complexity and responsibility of the Ameriprise Financial executive position in relation to positions in the sources of data. The committee exercised its judgment in interpreting the market ranges and trends provided by McLagan. A named executive officer's actual positioning relative to that market range is a result of the committee's assessment of the Company, business, and individual performance factors we describe below.

Our peer group.  Ameriprise Financial's unique mix of business segments includes: asset management; advice and wealth management; and insurance and annuities. In order to determine an appropriate peer group, we have selected financial services firms representative of the diversity of our business mix. When selecting a peer group, the committee, with McLagan's advice and guidance, analyzes a potential peer's business focus (primary and secondary), whether we compete with that firm directly for executive talent, the scale and scope of the firm's business, and the comparability of financial results. In order to confirm that a potential peer is appropriate, the committee analyzes such financial metrics as assets, revenues, net income, market capitalization, and number of employees. It has been our intention to have Ameriprise Financial fall in the center of the range of these various measures.

Due to Ameriprise Financial's uniqueness, there is no single company that is exactly comparable to us in every respect. Therefore, we look at the public firms included below as a benchmark for executive pay and firm-wide performance. In order to fairly measure market pay for other positions in the organization, the committee examines a broader group of financial firms, including securities firms, banks, asset management firms and insurance companies.

Asset Management	Advice and Wealth Management	Insurance & Annuities

Affiliated Managers Group	Morgan Stanley	Hartford Financial Services Group
AllianceBernstein Holdings L.P.	Raymond James Financial	Lincoln National Corp
BlackRock, Inc.	Schwab (Charles) Corp	MetLife
Eaton Vance		Principal Financial Group Inc.
Franklin Resources		Prudential Financial
Invesco Ltd.
Janus Capital Group
Legg Mason

Since last year, two of our peers were taken private (Nationwide Financial Services and Nuveen Investments) and two firms were acquired (Bear Stearns Companies and Merrill Lynch). The committee added Lehman Brothers Inc. in the beginning of 2008 but will not include it going forward as a result of its bankruptcy protection filing. The committee also added Invesco Ltd. to the peer group in 2008.

Because no single company included in the peer group is exactly comparable to Ameriprise Financial, the committee uses the peer group solely to validate the range of competitive pay for the business segments we compete in for executive talent. With McLagan's help, the committee will regularly review the composition of the peer group and may make changes in response to such factors as changes in the mix of a peer company's business segments or major changes in the capital structure or business makeup of a peer company. The committee may also consider broad industry trends and data (in addition to this peer group) when making compensation decisions.

Performance assessment.  At the beginning of each year the Board approves performance measures and objectives for the Company. Our chief executive officer approves the performance measures and objectives for each named executive officer. The committee completes the final annual performance assessment for our chief executive officer and reviews with the chief executive officer his assessment of each named executive officer during January of the following year. The committee considers many different factors in assessing the performance of each named executive officer, as we describe below. The committee does not use a rigid set of rules for determining the relative importance of these factors. The committee may emphasize or weight performance factors differently for each named executive officer.

No one factor, by itself, is material to the committee's assessment of a named executive officer's performance, or to the amount of a named executive officer's total incentive award for 2008. The committee considers a number of factors, weighs the views of our chief executive officer as to the performance of each named executive officer other than himself, and refers to competitive market data with the aid of McLagan before approving total incentive awards.

Factors used by the committee in assessing the performance of our chief executive officer.  The committee uses a detailed written assessment in evaluating the performance of our chief executive officer. This report is provided to each committee member and each other independent director before the committee determines our chief executive officer's total incentive award for 2008.

Among other factors, this assessment covers: key financial and business accomplishments for 2008; shareholder measures, such as total revenue, earnings per share, adjusted return on equity; pre-tax income; total shareholder return; performance relative to peers; and balance sheet strength.

The assessment also includes our progress in: improving key business metrics; implementing strategic initiatives; investing in technology and new business initiatives; and improving the strength of our control and operating environments, including legal and regulatory compliance.

The committee also considers the assessment's highlights of our chief executive officer's leadership achievements in areas such as: workforce engagement; talent management and retention; and our engagement in our community, including employee charitable giving, Company matching gifts and employee volunteer activities.

We've provided below the most significant performance factors included in the chief executive officer's 2008 performance assessment. None of these performance factors is, by itself, material to the determination of the chief executive officer's compensation. None of these factors is a performance goal or target related to the compensation of our chief executive officer.

 Shareholder measures

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Financial results were adversely impacted during the first quarter of 2008 by a significant decline in the equity markets.

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Financial results improved somewhat in the second quarter and compared favorably with the second quarter of 2007, but were dramatically affected in the third and fourth quarters, primarily by the 29% decline in the equity markets during the second half of the year and the negative effects of dislocation in the credit markets.

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Our return on equity stood at 11% in the second quarter but had decreased to 0% by the fourth quarter.

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Total net revenues for 2008 were 19% below 2007.

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For 2008, the Company reported a net loss of $38 million, compared to net income of $814 million in 2007.

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Net loss per share was $0.17, down from net income per share of $3.39 in 2007.

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Our balance sheet remains strong because of prudent risk management, with an excess capital position of approximately $700 million, while many of our competitors had to raise capital. Unlike many of our competitors, we maintained ample liquidity, with approximately $6.2 billion in cash and cash equivalents at year-end 2008.

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We increased the quarterly cash dividend from 15 cents to 17 cents per share.

  Key business measures

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The total number of our high value clients increased slightly, excluding the market impact on their assets. Average assets per high value client acquired also increased slightly over 2007 because of our continued focus on high value clients and our local marketing support for advisors.

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We rapidly responded to the extraordinary degree of market volatility by creating the Market Volatility Resource center, launching new national ads promoting the strength of Ameriprise Financial and RiverSource Life Insurance to reassure clients and policyholders, and by hosting the first ever nationwide Ameriprise Town Hall broadcast for clients and prospects.

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Brand awareness reached a high of 60% in May and November and ended the year at 58%, despite the significant reduction in our advertising spending.

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Our retention rate for our franchisee advisors is very strong at 92%.

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The number of total advisors, including those joining us through our acquisitions, ended 2008 at 12,486, up 6% over 2007.

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We continued to increase the effectiveness of our supervision, oversight, and risk management of advisors in the field.

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Financial planning engagement with existing clients increased significantly and planning and advice fees also grew compared with 2007.

Leadership results

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We again achieved very high employee and advisor satisfaction results, well above benchmarks for our industry.

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We maintained a high retention rate among our workforce, which we continue to develop and promote.

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Talent management and succession plans are in place for each key executive position.

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Our workforce engagement extended beyond the workplace and into the community. In 2008 we experienced record participation and contributions in our employee gift giving program, which the Company matches, and made significant contributions to the community from our corporate grants program. In addition, our employees volunteered more than 26,500 hours of time to the community.

Operating environment

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During 2008, we continued our efforts to strengthen key controls and relationships with regulators while enhancing our culture of compliance.

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Our Service Delivery and Clearing Operations responded to significant market disruption and unprecedented operational and system challenges caused by the Reserve Fund money market mutual fund issues. Service Delivery successfully managed call volume increases of 30% and 35% in the third and fourth quarters, while Clearing Operations successfully handled a 150% increase in margin call volumes during the fourth quarter.

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We put in metrics and reporting to enable compliance effectiveness to be factored into the performance assessments of leaders and business units.

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We continued our excellence in service delivery, winning multiple DALBAR service awards for annuities, insurance, managed products/brokerage and mutual funds.

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Our all cash acquisitions of H&R Block Financial Advisors and Brecek & Young Advisors contributed to the growth of our advisor channels. Our all-cash acquisition of J.&W. Seligman & Co. contributed to the growth of our asset management business.

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In 2008, we exceeded our $175 million reengineering goal, and we have accelerated our efforts to reduce our general and administrative expenses by 10% in 2009, excluding the impact of our 2008 acquisitions.

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Despite the market and other challenges facing us and the financial services industry as a whole, we executed a multi-million dollar technology enhancement agenda that focused on our strategic growth priorities.

Factors used by the committee in assessing the performance of the other named executive officers. Just as the committee assesses the performance of our chief executive officer, our chief executive officer assesses the performance of each other named executive officer. The chief executive officer will evaluate the performance of each named executive officer leading a business unit on many of the same factors we described for the chief executive officer. Such factors include, among others: contribution to the achievement of Company financial performance, such as pre-tax income and revenue; improvement in business metrics such as client growth and retention; advisor productivity; asset and product flows; asset management results; improvements in operating environments, including legal and regulatory compliance; and the development of new products and solutions for our clients.

For named executive officers leading a staff function, their achievement of specific goals in support of the business units is taken into account, in addition to Company financial performance. Such goals include, among others: balance sheet management and enterprise risk management results; legal, regulatory, and security initiatives; improvements in technology and service delivery; improvements in the safety and soundness of the unit's operating environment; and enhanced public disclosure and reporting.

All other named executive officers are also rated on leadership performance, using the same factors we described for our chief executive officer.

None of these factors is, by itself, material to the determination of a named executive officer's compensation.

Our chief executive officer discusses his evaluation of the performance of each named executive officer with the committee in executive session. The committee agenda allows ample time for the committee to question and discuss each named executive officer's performance with our chief executive officer.

Base salary adjustments.  Base salaries represent a small proportion of the total compensation opportunity for a named executive officer. It is an element of compensation that does not vary with performance. The committee sets the base salaries for our named executive officers considering a number of factors, including: competitive market data; the position's complexity and level of responsibility; the position's importance in relation to other executive positions; and the assessment of the executive's performance.

None of over 300 senior leaders, including the named executive officers, received a base salary adjustment at the end of 2008. The committee froze base salaries going into 2009 in light of the current market environment and our continued emphasis on expense control.

Measures used in the Long-Term Performance Plan.  The Long-Term Performance Plan is no longer a part of our executive compensation program and no new grants were made under the plan in 2008. The final award under this plan was granted in January 2007 and will be paid out in February 2010. The Long-Term Performance Plan provided executive officers with a cash incentive opportunity tied to our financial performance over a three-year period. Under this plan, the executive officer received a grant at the beginning of the performance period that is expressed as a target award value. The cash amount received at the end of the three-year performance period can vary from no payout if performance is below threshold up to 350% of the target award value for performance that is at maximum levels.

The performance measures and targets for the 2006-2008 and 2007-2009 Long-Term Performance Plan Awards are shown below:

Weighting of Performance Measures		Performance needed for threshold payout	Performance needed for maximum payout

•	40% on adjusted earnings per share growth	4% per year	19% per year
•	30% on adjusted revenue growth	2% per year	14% per year
•	30% on average adjusted return on equity	7%	19%

Once the payout has been determined based on the Company's results for these performance measures, there is a total shareholder return modified under the Long-term Performance Plan that can adjust the payout by up to +/-25%. The size of the modifier depends on the Company's relative percentile ranking in total shareholder return relative to the S&P Financial over the three-year performance period of the award. The modifier is equal to one percentage point up or down for each percentile that the Company is above or below the median of the S&P Financials, up to a maximum modifier of 25%.

Review of financial results.  The committee relies on the Board's Audit Committee to review and confirm the financial results used to calculate the incentive awards and in the assessment of 2008 performance. This review includes the identification of any material, unusual or unplanned items that should be taken into account or adjusted. The committee conducted its final review of performance and approved the incentive awards at its meeting on January 27, 2009. The committee consulted the other independent directors in executive session before the committee approved our chief executive officer's compensation.

The Audit Committee also confirms results for the 2006-2008 Long-Term Performance Plan. The Audit Committee recommended to the committee adjustments for significant and extraordinary items for the purpose of calculating the payout for these awards. The committee approved the calculated payout for these awards on that basis.

SPECIAL TAX AND ACCOUNTING CONSIDERATIONS

Section 162(m) of the Internal Revenue Code: tax deductibility of compensation over $1 million.  Section 162(m) of the Internal Revenue Code can potentially disallow a federal income tax deduction to the Company for compensation over $1 million paid to the chief executive officer and the three most highly compensated named executive officers other than our chief executive officer. These officers, called covered employees, must have been serving as of the last day of Ameriprise Financial's fiscal year. The Internal Revenue Service has issued technical guidance stating that a Company's chief financial officer is not necessarily a covered employee under Section 162(m). One exception to Section 162(m)'s disallowance of a federal income tax deduction for compensation over $1 million applies to "performance-based compensation" paid pursuant to shareholder-approved plans.

For the cash incentive awards made to named executive officers, we use a separate pool. This pool operates in conjunction with the fund created to pay the total incentive awards of our executive officers, including our named executive officers. The separate pool is designed to make those cash awards deductible for federal income tax purposes. This pool does not increase the amount of compensation that a named executive officer receives.

The committee established the 162(m) incentive pool in the first quarter of 2008, and set a maximum percentage of the pool that each named executive officer could receive. The performance goal for this pool was not achieved and no payouts were made from this pool to named executive officers for 2008. As noted on page 31, our named executive officers did not receive cash incentive awards for 2008.

Among the compensation elements that we have discussed so far, the following can generally qualify as performance-based compensation for Section 162(m) purposes, in addition to the cash incentive award: stock options; Long-Term Performance Plan awards (for the 2006-2008 and 2007-2009 awards); and performance-vested restricted stock awards for our chief executive officer. The committee established a 162(m) performance plan pool and exercises negative discretion to arrive at the final amount of the Long-Term Performance Plan Awards. Base salaries, time-vested restricted stock (stock that will vest with the passage of time and continued employment) and any other compensation that is not considered performance-based will not be deductible to the extent the total of such compensation in any year exceeds $1 million.

Although much of the compensation opportunity in our executive compensation program is performance-based and generally deductible for federal income tax purposes, the committee retains the flexibility to award compensation to our named executive officers that is not deductible for federal income tax purposes.

Certain other tax considerations.  Section 274(a) of the Internal Revenue Code disallows a deduction for certain expenses relating to the use of the corporate aircraft by certain individuals, including our executive officers, except to the amount allowed by Section 274(e) of the Internal Revenue Code and IRS Notice 2005-45. The calculation of the expenses that can be deducted by the Company for the personal use of our aircraft is complex and depends on a number of factors. These factors include the number of passengers and the length of the trip. We estimate that the amount of extra federal income tax paid by us due to the disallowance of deductions under Section 274(e) for personal flights taken by our executive officers on our aircraft during 2008 is approximately $166,000.

FAS 123(R): accounting rules for valuing equity awards.  Accounting rules govern how to value stock and option awards as of the date of grant, and when those awards are to be recognized as compensation expense. Under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment," or "FAS 123(R)," we calculate the full grant date value of awards using a variety of assumptions. This calculation is performed for accounting purposes, as an executive officer may never realize any value from the award. This may happen when the value of a share of stock on which the executive holds an option falls below the exercise price of the option and remains below the exercise price, rendering the option worthless to the executive. In the case of such options, we recognize accounting expense even though the executive officer may never realize any value from the options.

FAS 123(R) also dictates that companies recognize the compensation cost of a stock or option award proportionately over the period that an employee is required to render service in exchange for a share-based payment.

In the Summary Compensation Table on page 48, the dollar amounts shown in the "Stock Awards" and "Option Awards" columns for 2008 represent the compensation expense the Company recognized in 2008 for awards made in and before 2008. These numbers do not represent the value received by the executive officer during 2008. Also, these numbers do not reflect the compensation expense or value of equity awards made effective as of February 2, 2009, for 2008 performance. If you would like to see the full grant date fair value of stock and option awards made in 2008, please see the Grants of Plan-Based Awards Table on page 50. If you would like to see the value realized during 2008 by our named executive officers from the exercise of stock options and the vesting of restricted stock, please see the Option Exercises and Vested Stock Table on page 53.

HOW AND WHEN WE GRANT STOCK OPTIONS AND RESTRICTED STOCK

Our grant practices and procedures.  The committee has adopted a Long-Term Incentive Awards Policy that details the policies and procedures we use to grant stock options and restricted stock. The policy covers, among other topics: who has the authority make grants; when grants may be made and when they become effective; required documentation; and our policy for making grants when the committee or our chief executive officer is aware of material nonpublic information about us or our securities. The last topic is discussed in more detail later in this section.

We have posted a copy of our Long-Term Incentive Awards Policy on our website on the Corporate Governance page of the "Company Information" section at ir.ameriprise.com. That site also includes an expected schedule of award grant dates for 2009 and will be updated for future years' grant date schedules. If you would like a copy of the policy and the expected schedule of 2009 grant dates, please write to our corporate secretary at the address given on page one of this proxy statement under "General Information." The corporate secretary will send you a copy at no expense to you.

The committee adopted the policy in order to document in one place the practices and procedures to be followed in making grants of stock options and restricted stock. The committee also wanted to provide the greatest possible transparency and candor to our shareholders concerning our grant practices, particularly with respect to the timing of those grants and our policy for making grants when the committee or our chief executive officer is aware of material nonpublic information about us or our securities.

Timing of grants of stock options and restricted stock.  The committee makes annual grants at its January meeting to executive officers and eligible employees. This meeting is typically held during the last week of January, after we have publicly released our fourth quarter and full year earnings results for the prior year. Depending upon Board scheduling needs, however, this meeting may be held during the first week of February. The annual grants will be priced and become effective at the close of business on the meeting date. If the meeting is held, however, before we have publicly released our earnings results the grants will not be priced and become effective until the close of business two business days after earnings are publicly released.

The committee may also make grants to newly-hired or promoted executive officers at other times throughout the year. These grants will always be made at a regular or special committee meeting, and never by means of a unanimous written consent. These grants will be priced and become effective at the close of business on the date of the committee meeting if it is held on the first trading day of a month. If the meeting is held after the first trading date of a month, the grants will be priced and become effective at the close of business on the first trading day of the following month.

Our chief executive officer has the authority, acting pursuant to authority delegated by the Board of Directors and the committee, to grant stock options and restricted stock to eligible participants. The committee sets an annual limit on the number of options and restricted shares that can be granted by our chief executive officer. For 2008, this annual limit was equal to 300,000 shares. He cannot make grants to himself or any other executive officer. The chief executive officer authorizes these grants in writing on a monthly basis as needed for newly-hired or promoted employees, or as special retention awards. The effective date for grants to newly-hired or promoted employees must always be after the employee's start date or promotion date.

If our chief executive officer authorizes a grant on the first trading day of a month, the grant will be priced and become effective at the close of business on that date. If the chief executive officer makes a grant after the first trading day of a month, the grant will be priced and become effective at the close of business on the first trading day of the following month.

We provide the committee with periodic reports on the grants made by our chief executive officer.

 How we deal with the issue of making grants of stock options or restricted stock when the committee or our chief executive officer is aware of material nonpublic information about us or our securities.  The committee has given careful consideration to preventing the manipulation of the grant dates of stock options and restricted stock awards. Such manipulation at other public companies has resulted in legal and regulatory actions against those companies and some of their officers, as well as adverse publicity. We have sought to establish procedures and controls that will prevent any suggestion of impropriety in connection with our granting practices.

We do not time the public release of either positive or negative material nonpublic information for the purpose of affecting the value of executive compensation. Similarly, we do not adjust the timing of equity awards to take advantage of either positive or negative material nonpublic information that we have recently released or are about to release. Nevertheless, we may be legally required to disclose material information about us or our securities at a time when the disclosure could affect the value of equity-based compensation that has just been or is about to be granted.

After careful consideration, the committee concluded that the most effective way to prevent the manipulation of grant dates is to establish a fixed schedule of grant dates in advance. The committee also concluded that the schedule should be followed regardless of whether the committee or our chief executive officer is aware of either positive or negative material nonpublic information on the date that the grant is approved.

 The committee considers this policy to be appropriate based on these factors, among others:

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The date of the committee's meeting at which it approves annual equity awards is set at the Board's annual organization meeting in April of the preceding year. For example, the date of the committee's January 27, 2009, meeting at which the 2009 annual equity grants were approved was established on April 23, 2008, when the Board of Directors approved the 2009 Board and committee meeting schedule. As a result, there was no possibility of knowing on the date of the 2008 annual meeting whether the committee would be aware of either positive or negative material nonpublic information on the date of the 2009 annual grants.

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Delaying the grant of equity awards because the committee or our chief executive officer may be aware of material nonpublic information could signal to our employees and others that a material event or transaction is pending.

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Making grants on a regular schedule of fixed dates treats similarly situated grant recipients equally by providing for the same exercise prices for stock options and share values for restricted stock awards.

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Determining whether information is material is often a subjective judgment based on facts and circumstances that may change quickly. As a result, it would often be difficult for the committee or our chief executive officer to decide whether equity grants should be delayed based on their awareness of information that may or may not turn out to be material.

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Having a fixed schedule of grant dates avoids significant administrative and recordkeeping problems for our equity compensation program. In addition, this policy promotes effective auditing and oversight of that program.

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Because our stock options have a minimum one-year vesting period and each grant vests in thirds over three or four years, there is no certainty that material nonpublic information of which the committee or our chief executive officer is aware on the date a grant is approved will affect the value of an option when it is exercised. The same is true for restricted stock awards, which vest in thirds over three years. The committee may revoke or amend the policy, and we will promptly post any amended policy on our Web site.

How stock option and restricted stock grants are priced.  The methodology for setting the option exercise price is the same regardless of whether the stock option is approved by the committee or by the chief executive officer pursuant to delegated authority. The exercise price is the closing market price of a share of our common stock on the effective date of the grant.

The determination of the number of shares for restricted stock grants is calculated based on the closing market price of a share of our common stock on the effective date of the grant. The approved dollar value of the award is divided by the closing market price on the date of grant in order to arrive at the number of restricted shares that the employee will receive. Prior to that date, the number of shares was based on the average of the high and low prices of a share of our common stock on the effective date of the grant.

The determination of the number of options awarded is calculated based on the closing market price of a share of our common stock on the effective date of the grant and a Black-Scholes Factor that is consistent with FAS 123(R) for determining grant date fair market value of a stock option. The approved dollar value of the award is divided by the product of the closing market price on the date of grant times the Black-Scholes Factor in order to arrive at the number of options that the employee will receive.

With respect to phantom stock units or deferred stock units issued to executive officers or other employees who participate in the deferred compensation plan or the supplemental retirement plan, the manner of calculating the value of the units and the date on which they will be credited to the participant's account are controlled by the terms of the governing plan document.

STOCK OWNERSHIP AND RETENTION GUIDELINES

The committee adopted stock ownership and retention guidelines for our senior leaders to more closely align their interests with the long-term interests of our shareholders. We believe this commitment to stock ownership has played, and will continue to play, a significant role in driving our success and creating long-term value for our shareholders. Under the guidelines, executive officers are required to beneficially own shares of our common stock equal in market value to a specified multiple of their salary. Once ownership guidelines are satisfied, the number of shares associated with the guideline is locked in and considered satisfied regardless of movement in our stock price. The shares that count towards this ownership guideline include: shares owned directly; shares or phantom stock units held in qualified or nonqualified plans; and unvested restricted stock awards. Outstanding stock options are not counted as shares owned for the purposes of this ownership guideline.

To ensure achievement of the ownership goals, executive officers who have not yet attained the required level of ownership must retain 75% of any restricted stock upon vesting or any stock acquired upon exercise of stock options (net of shares withheld for taxes or exercise costs) until the ownership guideline is attained. Once ownership guidelines are satisfied, the executive officer must retain 50% of restricted stock upon vesting or any stock acquired upon exercise of stock options for a one-year holding period.

The stock ownership guideline for our chief executive officer is five times his salary, and he has met this goal. For each of the other named executive officers, the stock ownership guideline is three times his salary. As of December 31, 2008, all named executive officers have met their stock ownership goals under the policy.

 POST-EMPLOYMENT COMPENSATION AND BENEFITS

In this section, we describe the post-employment compensation and benefits that we provide to our named executive officers. We also explain the reasons for the structure and approach that we have taken. We have provided detailed information on the formula and calculation of these benefits, and the potential payments named executive officers would receive in various scenarios in the section "Potential Payments Upon Termination or Change-in-Control for Named Executive Officers", beginning on page 58. In order to enhance its current ongoing oversight of these matters, the committee has instructed its independent compensation consultant in writing to prepare an annual review and analysis of our post-employment compensation and benefits. This report will compare our approach with market trends and current competitive practices. The committee expects to receive the first report no later than the first quarter of 2010.

The objectives of the post-termination compensation and benefits that we provide are to:

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Assist in recruiting talented executives in a competitive market;

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Ensure equitable benefits among our executives;

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Provide security for any compensation or benefits that have been already earned;

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Permit executives to focus on our business;

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Eliminate any potential personal bias of an executive against a transaction that is in the best interest of our shareholders;

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Avoid the costs associated with separately negotiating executive severance benefits; and

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Provide us with the flexibility needed to react to a continually changing business environment.

Plan approach.  We have not and do not enter into individual employment agreements with named executive officers. Instead, the rights of our executives with respect to specific events, including death, disability, severance or retirement, or a change-in-control, are covered by compensation and benefit plans. Under this approach, post-employment compensation and benefits are established separately from the other compensation elements of our executives.

The use of a "plan approach" instead of individual employment agreements serves several objectives. First, the plan approach provides us with the flexibility to change the terms of severance benefits from time to time. An employment agreement would require that the executive consent to any changes. Second, the plan approach is more transparent, both internally and externally. Internal transparency eliminates the need to negotiate separation benefits on a case-by-case basis. It also assures an executive that his or her severance benefits are comparable to those of other executives with similar levels of responsibility and tenure. Finally, the plan approach is easier for us to administer, as it requires less time and expense.

Detrimental conduct.  To help protect our competitive position, the named executive officers have signed detrimental conduct agreements. Detrimental conduct includes: working for certain competitors; soliciting our customers or employees; and disclosing confidential information for a period of up to one year after termination of employment. The detrimental conduct agreements include a provision that requires the named executive officers to forfeit or repay the proceeds from some or all of their long-term incentive awards received up to two years prior to the end of their employment if they engage in conduct that is detrimental to us. In addition, the severance and post-employment benefits we describe below require the named executive officer to sign an agreement that includes a general release and other restrictive covenants, in addition to the detrimental conduct agreement.

Severance.  Generally, our named executive officers may become eligible for severance benefits due to an involuntary termination not for cause. This may include, among other reasons, a reduction in force, position elimination and an office closing. Participants may be ineligible to receive severance benefits for certain reasons, including voluntary resignation, failure to report for work, failure to return from leave and excessive absenteeism. Additionally, severance is not available solely upon a change-in-control but only if an executive's employment is terminated within two years of a change-in-control.

The length of severance benefits depends on an executive's position. We use a formula that multiplies his or her current annual base salary plus the highest annual cash incentive award over the last three years by the number of weeks assigned to that position. During the severance period, executives continue to be eligible for medical, dental and life benefits on the same basis as those benefits are provided to other employees. Participation in all other benefits, except for vesting in the retirement programs, does not continue during the severance period. Once the severance period has ended, executives are no longer eligible for medical, dental and life benefits provided to active participants. Like other participants who meet eligibility rules, certain executives may be afforded continued coverage under our retiree medical program. We believe that the severance benefits we offer promote several objectives. The severance benefits assist us in recruiting talented executives. Executives may be recruited from other companies where they have job security, tenure, and career opportunities. In accepting a position with us, an executive is often giving up his or her current job stability for the challenges and potential risks of a new position. Severance benefits mitigate the harm that the executive would suffer if he or she were terminated by us for reasons beyond his or her control. Furthermore, we believe that we need to offer some level of severance benefits to be competitive in attracting and retaining talented executives. Severance benefits also allow executives to focus on our business without undue distraction regarding their job security. Also like other participants, executives forfeit any non-vested equity awards at the end of the severance period. Finally, severance benefits act as an additional incentive for the executive to comply with post-termination covenants.

We have based our severance benefits on an executive's position to encourage the long-term retention of executives. As we have already noted, the severance benefits are structured under a plan, instead of employment agreements, so that we are able to amend such benefits at any time in response to changing market conditions.

Death and disability.  We accelerate the vesting of outstanding restricted stock awards, long-term cash incentive awards, nonqualified deferred compensation benefits, and retirement benefits upon death and disability because we believe that it would be unfair for our executives to forfeit such amounts. Under normal circumstances, death and disability are events that are completely outside of the control of our executives. A reduction of compensation connected with either event would be an unfair penalty. This approach provides executives with the compensation and benefits that they have earned.

Retirement.  Our retirement plans and arrangements for named executive officers serve two important objectives. First, they encourage long-term service. Second, they allow executives to realize the full value of compensation and benefits awarded to them as they near their retirement date.

We believe it runs contrary to the retention and reward rationale of long-term incentive awards to compel an executive to choose between retirement and the loss of all unvested awards. In order to apply a fair and objective standard for retirement eligible executives, the percentage of unvested long-term incentive awards that an executive retains upon retirement depends on his or her age and length of service at the time of retirement. Beginning for awards in 2007, any equity awards granted in the year of retirement are forfeited, but all other equity awards will continue to vest and remain outstanding for up to five years following retirement. The Company-match in the deferred compensation plan vests and we prorate the payments for any performance based long-term cash incentive awards. This approach furthers our objectives of providing executives with the compensation and benefits they have earned, as well as encouraging the long-term retention of our executives.

Change-in-control.  We believe that the possibility of a change-in-control creates uncertainty for named executive officers because such transactions frequently result in changes in senior management. We provide change-in-control protections to the named executive officers to alleviate concerns regarding such a transaction, allowing them to focus their attention on our business. In addition, these protections are also an incentive for executives to remain with us during the threat or negotiation of a change-in-control transaction. This preserves the value of the Company and the potential benefit to be received by our shareholders in the transaction. Finally, given the historical acquisition activity in the financial services sector, we believe it important to establish competitive change-in-control provisions that will allow us to successfully recruit and retain talented executives.

The types of change-in-control provisions currently in place include: the immediate vesting of all outstanding stock options and restricted stock; the pro rata payment of outstanding cash incentive awards; the payment of existing balances under our deferred compensation plan; and the funding of a trust for the future payment of benefits under our supplemental retirement plan.

We believe that the acceleration of vesting for outstanding stock options and restricted stock is appropriate because, depending on the structure of a change-in-control transaction, continuing such awards may unnecessarily complicate a potentially beneficial transaction. It may not be possible to replace such awards with comparable awards of the acquiring Company's stock. We also believe that it would not be fair to executives to lose the benefit of these outstanding awards. The acceleration of such awards may allow the executive to exercise the awards and possibly participate in the change-in-control transaction for the shares received. In addition, the acceleration of vesting aligns the interests of executives in a potential change-in-control transaction with those of our shareholders, by motivating them to work towards the completion of the transaction. We believe that the acceleration of stock awards upon a change-in-control and eligibility for severance benefits in the event of a termination of employment following a change-in-control achieve these goals.

Making a pro rata payment on outstanding cash incentive awards is justified following the occurrence of a change-in-control transaction because the performance goals of such awards may no longer be meaningful or measurable following a change-in-control. We believe that it would not be fair to executives to lose the entire benefit of these outstanding awards, which may have already vested in part. The pro rata payment of these awards rewards the executive for his or her performance prior to the change-in-control transaction.

Benefits under our deferred compensation and supplemental retirement plans have been previously earned by the executive. Although similar to benefits under qualified retirement programs, these benefits are subject to the claims of our creditors, and a change-in-control transaction may significantly increase this risk. Because of the possible change in the security of their earned benefits upon a change-in-control, we pay executives their existing balances under our deferred compensation plan and fund a trust for future benefit payments under the supplemental retirement plan. In addition, the payment or funding of such benefits eliminates the need to address the treatment of these benefits as part of a negotiation of a change-in-control transaction, which reduces the potential delays and costs of the transaction.

In the event of a change-in-control, a named executive officer is entitled to be grossed-up (reimbursed) for any Section 280(G) excise taxes imposed on the change-in-control benefits by federal income tax laws. We believe that the mitigation of the cost of the Section 280(G) excise tax for our executives is necessary to preserve the benefits to which he or she is entitled. This approach protects the value of compensation already awarded to the executive, and eliminates any potential personal bias against a change-in-control transaction.

Nonetheless, we are aware that such tax gross-up payments could be significant. Therefore, at the discretion of the Compensation and Benefits Committee of the Board of Directors, the Company has retained the ability to limit the value of certain change-in-control benefits that an executive may receive to avoid potential excise taxes and the need for gross-up payments. The committee is also authorized to designate any individual or group of individuals as not being entitled to receive gross-up payments, but rather have the amount of their parachute payments reduced.

Termination following change-in-control.  In the event of the termination of an executive's employment within two years following a change-in-control, the executive is eligible for the severance benefits we have described. Consistent with the reasons described for the severance benefits, an executive is entitled to severance benefits if he or she is terminated without cause following a change-in-control.

 CONCLUSION

The Compensation and Benefits Committee has confirmed to management that:

•
Our executive compensation program will continue to evolve and change.

•
Some of the compensation elements or plans described in the Compensation Discussion and Analysis may be redesigned or be eliminated.

•
Other compensation elements or plans may be added.

•
The committee expects its consultant to continue to offer new approaches or insights to consider in shaping our executive compensation program for the future.

•
Our executive officers will continue to be rewarded based in significant part on the achievement of Company, business, and individual performance measures.

•
The committee will continue to focus on aligning the long-term interests of shareholders and management.

Beginning with our 2010 annual meeting of shareholders, our Board of Directors will give our shareholders an annual advisory, non-binding vote on our executive compensation philosophy, objectives and policies as explained in the Compensation Discussion and Analysis. The Board will finalize the exact wording and terms and conditions of the advisory proposal later this year. Of course, if new federal legislation requires us to provide an annual advisory vote on executive compensation-related matters beginning at our 2010 annual meeting or afterwards, we will comply with that law.

EXECUTIVE COMPENSATION TABLES

Executive Compensation Actions

The following bullets are not required by the Securities and Exchange Commission, but have been provided to assist you in understanding the Summary Compensation Table and the compensation actions related to our named executive officers for 2008 performance.

•
There were no salary increases for 2009.

•
There were no cash incentive awards for 2008 performance.

•
The amounts for "Stock Awards" and "Option Awards" in the Summary Compensation Table below do not represent the value of equity incentive awards made for 2008 performance; rather, they are the accounting expense recognized in 2008 based on original grant date values of outstanding awards made in 2008 and prior years.

•
The "Non-Equity Incentive Plan Compensation" column includes payments under the now discontinued Long-Term Performance Plan. The amounts shown for 2008 relate to the awards that covered the three-year performance period from 2006 to 2008 (not just 2008 performance). The zero in that column shows that no cash incentive award was made for 2008 performance.

 Summary Compensation Table

The following table contains compensation information for our chief executive officer, chief financial officer, and three other executive officers who were the most highly compensated for the year ended December 31, 2008.

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)

James M. Cracchiolo	2008	$850,000	$0	$2,323,172	$9,149,500	$0	$832,531	$543,432	$15,084,635
Chairman and Chief						1,386,000
Executive Officer	2007	850,000	0	2,265,118	6,764,010	9,491,500	464,144	1,282,423	24,186,374
						3,069,180
	2006	850,000	0	1,597,350	5,159,581	6,300,000	675,277	562,622	18,307,530
						3,162,700
Walter S. Berman	2008	450,000	0	0	1,724,996	0	300,548	84,635	2,797,779
Executive Vice President						237,600
and Chief Financial Officer	2007	450,000	0	319,961	959,998	2,025,000	245,674	299,059	4,901,492
						601,800
	2006	450,000	0	896,291	3,162,030	1,500,000	240,962	264,550	6,998,583
						484,750
Glen Salow	2008	475,000	0	471,531	2,469,439	0	171,848	88,169	4,071,987
Executive Vice President,						396,000
Service Delivery and	2007	475,000	0	458,754	2,384,203	2,212,500	103,514	101,348	7,029,188
Technology						1,293,870
	2006	475,000	0	417,305	2,340,993	1,400,000	79,683	114,265	6,018,346
						1,191,100
William F. Truscott	2008	450,000	0	612,763	2,062,105	0	166,801	121,309	3,709,978
President, U.S. Asset						297,000
Management, Annuities,	2007	450,000	0	382,355	1,579,872	3,200,000	172,633	418,458	6,850,253
and Chief Investment Officer						646,935
	2006	450,000	0	278,339	1,415,390	4,000,000	184,058	239,828	7,122,315
						554,700
Joseph E. Sweeney(1)	2008	375,000	0	250,583	911,758	0	95,913	79,045	2,055,849
President, Financial						343,550
Planning, Products & Services

As detailed in the comments above and in the following footnotes, the "Total" compensation numbers in the Summary Compensation Table do not represent the compensation paid to the named executive officers for 2008 performance. The reasons are explained in the footnotes and throughout the Compensation Discussion and Analysis. We urge you to consider these points carefully when reviewing the Summary Compensation Table.

(1)
Because Mr. Sweeney is being included as a named executive officer for the first time, the Securities and Exchange Commission does not require disclosure of his compensation prior to 2008.

(2)
Our named executive officers did not receive any restricted stock awards for 2008 performance. The amounts in this column represent the FAS 123(R) compensation expense recognized for 2008 and prior periods on outstanding restricted stock awards for each of the named executive officers. The compensation expense is spread over the vesting period on outstanding restricted stock awards made during 2008 and in prior years. The compensation expense for Mr. Berman is not spread over the vesting period but is recognized all in one year due to his eligibility for retirement. The grant date fair value of restricted stock awards granted during 2008 is reported in the Grants of Plan-Based Awards Table on page 50.

(3)
The 2008 number in this column is not the grant date fair value of the stock options granted to the named executive officers for 2008 performance. The amounts in this column represent the FAS 123(R) compensation expense recognized for 2008 and prior periods on outstanding stock option awards for each of the named executive officers. The compensation expense is spread over the vesting period on outstanding stock option awards made during 2008 and in prior years. The compensation expense for Mr. Berman is not spread over the vesting period but is recognized all in one year due to his eligibility for retirement. The grant date fair value of stock option awards granted during 2008 is reported in the Grants of Plan-Based Awards Table on page 50. The company uses the Black-Scholes option pricing model to estimate its compensation cost for stock option awards. The assumptions used in the Black-Scholes model are updated at least annually and have been disclosed for the historical awards in prior proxy statements.

(4)
This column represents the non-equity incentive plan compensation earned by the named executive officers. For each year, there are two amounts listed. The top number is the cash incentive award that was earned for that year's performance. As noted earlier, none of the named executive officers received a cash incentive award for 2008 performance. The bottom number is the amount paid to the named executive officer for awards earned under the Long-Term Performance Plan. The amount shown for 2008 is for the awards under the Long Term Performance Plan covering the three-year performance period from 2006 to 2008. The payout level earned under the Long Term Performance Plan for the 2006-2008 award was two thirds lower than last year's payout on the 2005-2007 award. This was driven largely by the impact that 2008 performance had in the payout calculation, which offset the results that were achieved for 2006 and 2007. For more information about the Long-Term Performance Plan, please see the Compensation Discussion and Analysis section of this proxy statement.

(5)
These amounts represent the changes in pension value for calendar year 2008 under the company's retirement plans as described in the Pension Benefits Table of this proxy statement. In prior years, these amounts reflected the changes in pension value as of September 30, which was the measurement date for financial reporting. Effective in 2008, Financial Accounting Standards require our reporting as of December 31 of the fiscal year.

  In prior years, this table also included above-market earnings for interest credited on amounts previously deferred under the deferred compensation plan that was in place prior to our spin-off from American Express. That plan was changed on April 1, 2007, to discontinue the crediting of above-market earnings. As a result, there are no amounts included for 2008.

(6)
The amounts disclosed for All Other Compensation include: (i) employer contributions under the 401(k) plan; (ii) the annual executive perquisites allowance, which is $35,000 for Mr. Cracchiolo and $25,000 for each other named executive officer, except Mr. Truscott who does not receive this allowance. Amounts shown in the table reflect that the annual executive perquisites allowance was paid monthly for the first three months of 2008 and then switched to an annual payment in April 2008; (iii) reimbursement of any financial planning fees paid to an Ameriprise financial advisor under the company's workplace financial planning program for all employees; (iv) the named executive officers did not receive a 2008 cash incentive award and as a result, did not receive a company matching contribution on annual stock deferrals for 2008; (v) dividends paid on unvested restricted stock awards, at the same rate paid to other shareholders of our common stock; (vi) incremental cost of using a company leased apartment instead of hotel for business travel to Minneapolis; (vii) the incremental cost, and in some cases tax gross-ups, associated with certain personal use of the aircraft and company-provided vehicle and driver for Mr. Cracchiolo, as required by the company's security program (defined below); (viii) tax gross-ups associated with spousal travel expenses when required for company events; (ix) waiver of fees otherwise charged on investments made in certain RiverSource hedge funds; (x) club membership fees; (xi) incremental cost of parking; (xii) company reimbursement of spousal travel for certain company events; (xiii) gifts provided in conjunction with company events. As a part of the CEO security program, approved by the Compensation and Benefits Committee, the company provided Mr. Cracchiolo with the following: security system installation and monitoring for his personal residences; use of a car and driver for business and commuting purposes; use of our corporate aircraft by Mr. Cracchiolo and others traveling with Mr. Cracchiolo for all business and personal travel. For 2008, in accordance with the recommendations of the independent security consulting firm and approved by the Compensation and Benefits Committee, the company paid for the cost of security enhancements for his personal residences in the amount of $253,169.

  For purposes of calculating the incremental cost for use of the car and driver for Mr. Cracchiolo, a per mile rate was determined using vehicle maintenance, fuel, and toll expenses and applying the calculated rate to all miles associated with commuting or personal use. The company used the following methodology for determining the incremental cost for personal usage of the corporate aircraft: (a) when used solely for personal travel, an hourly flight rate (that considers fuel, maintenance and miscellaneous flight costs) plus any direct expense associated with in-flight catering is applied; (b) when others accompany executives during regular business travel, the incremental cost reflects those direct expenses associated with in-flight catering only. For purposes of calculating the incremental cost of the personal use of corporate aircraft during 2008, the following per flight hourly costs were used: $4,578.39 or $4,258.58, depending upon the aircraft used.

  The following table shows the breakout of the major categories of All Other Compensation applicable to all named executive officers:

Name	Matching Contributions on 401(k) Deferrals	Matching Contributions on Stock Deferrals	Annual Cash Perquisites Allowance and Reimbursement of Financial Planning Fees	Dividends on Restricted Stock	Personal Use of Corporate Aircraft	Gross Ups Related to Certain Perquisites

James M. Cracchiolo	$12,650	$0	$43,750	$77,704	$75,825	$23,061
Walter S. Berman	12,650	0	31,250	15,490	600	3,585
Glen Salow	12,650	0	31,250	14,738	100	1,026
William F. Truscott	12,650	0	75,000	21,056	0	0
Joseph E. Sweeney	12,650	0	45,250	7,793	400	11,493

As required by the rules of the Securities and Exchange Commission, this table shows grants made in January 2008 for 2007 performance. We will disclose the grant date fair value of the stock options awarded to our named executive officers in January 2009 for 2008 performance in our 2010 annual meeting proxy statement, as required by the rules of the Securities and Exchange Commission. No named executive officer was granted restricted stock awards in January 2009 for 2008 performance. Please see the Compensation Discussion and Analysis at the top of page 31 for more information. The named executive officers shown in our 2010 annual meeting proxy statement may not be identical to those shown in this table.

 Grants Of Plan-Based Awards

	Grant Date	All Other Stock Awards (# of shares of Stock or Units)(1) (#)	All Other Option Awards (# of securities Underlying Options)(2) (#)	Exercise or Base Price of Option Awards ($/share)(3) ($)	Grant Date Fair Value of Stock and Option Awards(4) ($)

James M. Cracchiolo	1/29/2008		656,535	$52.86	$9,191,500
Walter S. Berman	1/29/2008		123,214	52.86	1,725,000
Glen Salow	1/29/2008		136,607	52.86	1,912,500
William F. Truscott	1/29/2008	13,715			725,000
	1/29/2008		155,357	52.86	2,175,000
Joseph Sweeney	1/29/2008	4,138			218,750
	1/29/2008		46,875	52.86	656,250
(1)
This represents the number of restricted stock awards. These awards are scheduled to vest in three equal tranches over a three-year period.

(2)
This represents the number of stock options awarded. These awards are scheduled to vest in three equal tranches over a three-year period.

(3)
The exercise price is equal to the closing market price of Ameriprise stock on the grant date.

(4)
These amounts are the grant date fair value of the stock options and restricted stock awards as represented by the total FAS 123R compensation expense that will be recognized for these awards. The company uses the Black-Scholes option pricing model to estimate its compensation cost for stock option awards. The assumptions used in the Black-Scholes model for grants made on January 29, 2008 were: (i) an expected life of 5.3 years for each option; (ii) dividend yield of 1.0%; (iii) expected stock price volatility of 27.0%; and (iv) a risk-free rate of return of 3.0%.

Outstanding Equity Awards At Fiscal Year End 2008

The following table contains information regarding outstanding equity awards held by the named executive officer as of December 31, 2008.

	Option Awards(3)								Stock Awards(4)
	Option Grant Date(1)	Number of Securities Underlying Unexercised Options Shares Exercisable (#)		Number of Securities Underlying Unexercised Option Shares Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Share)	Option Expiration Date	Restricted Stock Grant Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights That Have Not Vested ($)(6)

James M. Cracchiolo	9/30/2005	32,089	(2)			$27.2100	2/27/2010	10/3/2005			49,951	(5)	$1,166,855
	9/30/2005	144,402	(2)			$20.8187	1/26/2013	10/25/2005			20,620	(5)	$481,683
	9/30/2005	216,603	(2)			$31.3125	1/25/2014	11/14/2005	3,401	$79,447
	9/30/2005	174,486		58,162		$32.5871	1/23/2015	1/26/2006			16,036	(5)	$374,601
	10/3/2005	658,638		219,548		$35.0350	10/2/2015	1/30/2007			23,724	(5)	$554,193
	1/26/2006	282,632		282,635		$43.6550	1/27/2016
	1/30/2007	152,666		305,333		$58.7300	1/30/2017
	1/29/2008			656,535		$52.8600	1/29/2018
Walter S. Berman	10/3/2005	207,612		69,205		$35.0350	10/2/2015	10/3/2005	5,352	$125,023
	1/26/2006	35,544		35,547		$43.6550	1/27/2016	11/14/2005	5,927	$138,455
	1/30/2007	23,374		46,750		$58.7300	1/30/2017	1/26/2006	2,750	$64,240
	1/29/2008			123,214		$52.8600	1/29/2018	1/30/2007	3,632	$84,844
Glen Salow	9/30/2005	17,649	(2)			$31.6879	3/26/2010	10/3/2005	5,352	$125,023
	9/30/2005	129,962	(2)			$20.8187	1/26/2013	11/14/2005	3,940	$92,038
	9/30/2005	194,943	(2)			$31.3125	1/25/2014	1/26/2006	4,583	$107,059
	9/30/2005	156,435		52,146		$32.5871	1/23/2015	1/30/2007	5,222	$121,986
	10/3/2005	207,612		69,205		$35.0350	10/2/2015
	1/26/2006	59,242		59,242		$43.6550	1/27/2016
	1/30/2007	33,601		67,202		$58.7300	1/30/2017
	1/29/2008			136,607		$52.8600	1/29/2018
William F. Truscott	9/30/2005	75,811	(2)			$31.3125	1/25/2014	10/3/2005	5,352	$125,023
	9/30/2005	57,759		19,256		$32.5871	1/23/2015	11/14/2005	2,833	$66,179
	10/3/2005	207,612		69,205		$35.0350	10/2/2015	1/26/2006	3,437	$80,288
	1/26/2006	44,430		44,433		$43.6550	1/27/2016	1/30/2007	3,632	$84,844
	1/30/2007	23,374		46,750		$58.7300	1/30/2017	1/29/2008	13,715	$320,382
	1/29/2008			155,357		$52.8600	1/29/2018
Joseph E. Sweeney	9/30/2005	16,847	(2)			$20.8187	1/26/2013	10/3/2005	2,500	$58,400
	9/30/2005	36,101	(2)			$31.3125	1/25/2014	1/26/2006	1,662	$38,824
	9/30/2005	36,099		12,035		$32.5871	1/23/2015	1/30/2007	2,043	$47,724
	10/3/2005	96,885		32,297		$35.0350	10/2/2015	1/29/2008	4,138	$96,664
	1/26/2006	21,474		21,477		$43.6550	1/27/2016
	1/30/2007	13,148		26,296		$58.7300	1/30/2017
	1/29/2008			46,875		$52.8600	1/29/2018
(1)
For better understanding of this table, we have included additional columns showing the grant dates of stock options and restricted stock.

(2)
These stock options are fully vested. The vesting schedule for these stock options was disclosed in the tables from prior proxy statements.

(3)
Stock options vest according to the following:

Option Grant Date	Vesting Schedule	Remaining Vesting Dates

9/30/2005	25% vests each year for four years from date of grant	1/24/2009
10/3/2005	25% vests each year for four years from date of grant	10/3/2009
1/26/2006	25% vests each year for four years from date of grant	1/26/2009 and 1/26/2010
1/30/2007	33.33% vests each year for three years from date of grant	1/30/2009 and 1/30/2010
1/29/2008	33.33% vests each year for three years from date of grant	1/29/2009, 1/29/2010, and 1/29/2011

(4)
Restricted stock vests according to the following:

Restricted Stock Grant Date	Vesting Schedule	Remaining Vesting Dates

10/3/2005	25% vests each year for four years from date of grant	10/3/2009
11/14/2005	100% vests five years from date of grant	11/14/2010
1/26/2006	25% vests each year for four years from date of grant	1/26/2009 and 1/26/2010
1/30/2007	33.33% vests each year for three years from date of grant	1/30/2009 and 1/30/2010
1/29/2008	33.33% vests each year for three years from date of grant	1/29/2009, 1/29/2010, and 1/29/2011
(5)
Restricted stock vests according to the following:

Restricted Stock Grant Date	Vesting Schedule	Remaining Vesting Dates

10/3/2005	Vests in increments of 25% annually if a performance threshold is achieved over the vesting periods	1/31/2009 and 1/31/2010
10/25/2005	Vests in increments of 25% annually if a performance threshold is achieved over the vesting periods	1/31/2009 and 1/31/2010
1/26/2006	Vests in increments of 25% annually if a performance threshold is achieved over the vesting periods	1/26/2009 and 1/26/2010
1/30/2007	Vests in increments of 25% annually if a performance threshold is achieved over the vesting periods	1/30/2009 and 1/30/2010
(6)
The market value of restricted stock is based on a market closing price on the NYSE of $23.36 on December 31, 2008.

Option Exercises And Stock Vested

The following table contains all stock option exercises and vesting events of restricted stock awards for all named executive officers during fiscal year 2008.

	Option Awards
	Number of Shares Acquired on Exercise (#)		Stock Awards
		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(5)

James M. Cracchiolo	0	0	8,017	(1)	397,723	(i)
			11,862	(2)	633,075	(ii)
			10,309	(3)	570,191	(iii)
			24,975	(3)	1,381,367	(iii)
Walter S. Berman	0	0	1,374	(1)	68,164	(i)
			1,816	(2)	96,920	(ii)
			5,352	(4)	176,348	(iv)
Glen Salow	0	0	2,290	(1)	113,607	(i)
			2,610	(2)	139,296	(ii)
			5,352	(4)	176,348	(iv)
William F. Truscott	0	0	1,718	(1)	85,230	(i)
			1,816	(2)	96,920	(ii)
			5,352	(4)	176,348	(iv)
Joseph E. Sweeney	0	0	830	(1)	41,176	(i)
			1,021	(2)	54,491	(ii)
			2,497	(4)	82,276	(iv)
(1)
On 1/26/2008, the following restricted stock awards vested:

  For Mr. Cracchiolo: a total of 8,017 shares vested, 2,955 shares of these shares were withheld to cover taxes, and a net of 5,062 shares were delivered.

  For Mr. Berman: a total of 1,374 shares vested, 544 shares of these shares were withheld to cover taxes, and a net of 830 shares were delivered.

  For Mr. Salow: a total of 2,290 shares vested, 909 shares of these shares were withheld to cover taxes, and a net of 1,381 shares were delivered.

  For Mr. Truscott: a total of 1,718 shares vested, 633 shares of these shares were withheld to cover taxes, and a net of 1,085 shares were delivered.

  For Mr. Sweeney: a total of 830 shares vested, 330 shares of these shares were withheld to cover taxes, and a net of 500 shares were delivered.

(2)
On 1/30/08, the following restricted stock awards vested:

  For Mr. Cracchiolo: a total of 11,862 shares vested, 4,439 shares of these shares were withheld to cover taxes, and a net of 7,423 shares were delivered.

  For Mr. Berman: a total of 1,816 shares vested, 614 shares of these shares were withheld to cover taxes, and a net of 1,202 shares were delivered.

  For Mr. Salow: a total of 2,610 shares vested, 948 shares of these shares were withheld to cover taxes, and a net of 1,662 shares were delivered.

  For Mr. Truscott: a total of 1,816 shares vested, 580 shares of these shares were withheld to cover taxes, and a net of 1,236 shares were delivered.

  For Mr. Sweeney: a total of 1,021 shares vested, 362 shares of these shares were withheld to cover taxes, and a net of 659 shares were delivered.

(3)
On 1/31/2008, the following restricted stock awards vested:

  For Mr. Cracchiolo: a total of 10,309 shares vested, 4,779 shares of these shares were withheld to cover taxes, and a net of 5,530 shares were delivered.

  For Mr. Cracchiolo: a total of 24,975 shares vested, 11,576 shares of these shares were withheld to cover taxes, and a net of 13,399 shares were delivered.

(4)
On 10/03/08, the following restricted stock awards vested:

  For Mr. Berman: a total of 5,352 shares vested, 2,345 shares of these shares were withheld to cover taxes, and a net of 3,007 shares were delivered.

  For Mr. Salow: a total of 5,352 shares vested, 2,480 shares of these shares were withheld to cover taxes, and a net of 2,872 shares were delivered.

  For Mr. Truscott: a total of 5,352 shares vested, 2,244 shares of these shares were withheld to cover taxes, and a net of 3,108 shares were delivered.

  For Mr. Sweeney: a total of 2,497 shares vested, 1,087 shares of these shares were withheld to cover taxes, and a net of 1,410 shares were delivered.

(5)
The value realized on vesting for restricted stock awards was based on the market closing price of an Ameriprise share on the date of vesting.

(i)
For 1/26/2008, the FMV was $49.61 per share.

(ii)
For 1/30/2008, the FMV was $53.37 per share.

(iii)
For 1/31/2008, the FMV was $55.31 per share.

(iv)
For 10/3/2008, the FMV was $32.95 per share.

 Nonqualified Deferred Compensation For 2008

This table provides information about our voluntary Deferred Compensation Plan. A named executive officer may only participate in the plan if he elects to defer receipt of compensation that would otherwise be payable to him in a cash incentive award. All named executive officers, except Mr. Salow, elected to participate in the plan for 2008. However, as noted earlier, none of the named executive officers received a cash incentive award for 2008 performance. As a result, no deferrals or company contributions were credited to the Deferred Compensation Plan for named executive officers for 2008.

	Executive Contributions	Company Contributions	Aggregate Earnings in Last Fiscal Year(1)	Aggregate Withdrawals / Distributions in Last Fiscal Year(2)	Aggregate Balance as of December 31, 2008

James M. Cracchiolo	$0	$0	$(3,493,357)	$0	$4,374,793
Walter S. Berman	0	0	(629,119)	16,198	1,160,413
Glen Salow	0	0	0	0	0
William F. Truscott	0	0	(1,044,010)	0	1,110,058
Joseph Sweeney	0	0	(258,987)	0	409,785
(1)
These amounts include market-rate returns and dividends for the period January through December 2008. There were no above-market or preferential earnings credited on amounts previously deferred under the deferred compensation plan. For Mr. Berman, the amount includes the market-rate return credited to his 401(k)-related supplemental benefits earned while employed by American Express.

(2)
Amounts include 401(k)-related supplemental benefits earned by Mr. Berman while employed by the American Express Company. At spin-off from American Express, the liability for this benefit transferred to Ameriprise Financial under our supplemental retirement plan. Mr. Berman retired from American Express in 1998 and began receiving annual payments. Although Mr. Berman was re-hired in 2001, his payments continued, with the final payment made in 2008.

 Pension Benefit Table

The following table presents information about the participation of our named executive officers in our retirement programs. Assumptions used for purposes of valuation are included in the footnotes.

	Plan	Number of Years Credited Service	Present Value of Accumulated Benefits(1)(2)	Payments Made During Fiscal 2008(2)

James M.	Retirement Plan	26	$258,394
Cracchiolo	Supplemental Retirement Plan	26	2,266,214
	Total	26	2,524,608
Walter S.	Retirement Plan	40	196,383
Berman	Supplemental Retirement Plan	40	767,443	$204,676
	Special Supplemental Retirement Plan		0	112,955
	Total	40	963,826	317,631
Glen Salow	Retirement Plan	16	117,438
	Supplemental Retirement Plan	16	585,739
	Total	16	703,177
William F.	Retirement Plan	7	56,734
Truscott	Supplemental Retirement Plan	7	659,347
	Total	7	716,081
Joseph E.	Retirement Plan	25	177,060
Sweeney	Supplemental Retirement Plan	25	246,276
	Total	25	423,336
(1)
The Ameriprise Financial Retirement Plan is a defined benefit pension plan, commonly referred to as a cash balance plan, which covers all eligible employees of the company. Each payroll period, the company credits the account of each participating employee with an amount equal to a percentage of such employee's pension eligible pay for that period. The percentage varies with the employee's age and years of service. The table below shows the percentages we use to determine the amount of the credits under the retirement plan:

Sum of Age Plus Years of Service	Applicable Percentage

Less than 35	2.50%
35-44	3.25
45-59	4.25
60-74	5.75
75-89	8.00
90 or more	10.00

  The retirement plan credits participants with interest on their balances. The retirement plan sets the fixed interest rate each year based on the average of the daily five-year U.S. Treasury Note yields for the previous October 1 through November 30. The minimum interest rate is 5%. The maximum rate is the lower of 10% or a specific rate set by the U.S. government under the tax laws. For 2008, the interest rate was 5%.

  When an employee retires or terminates employment after completing three years of service, the retirement plan will pay out the cash balance amounts. Vesting changed from five years to three years on October 1, 2008 in accordance with the Pension Protection Act. The retirement plan will make these payments in the form and at the time the employee elects, including payment in a single lump sum or as an annuity. An annuity obligates the retirement plan to make payments in monthly installments over time, in amounts based on plan assumptions as to life expectancy and the value of making payments in the future. Employees may choose similar methods of payment for benefits they earned before July 1, 1995.

  The Ameriprise supplemental retirement plan is a non-qualified pension plan that allows participants to receive retirement plan contributions on pension earnings that exceed applicable limits under the Internal Revenue Code of 1986, as amended. The supplemental retirement plan balances vest after completing three years of service, reaching age 65, or upon disability or death. Vesting changed from five years to three years on October 1, 2008.

  The retirement plan account balances for Messrs. Cracchiolo, Berman, Salow, Truscott and Sweeney as of December 31, 2008 were $306,476, $196,383, $136,161, $69,172, and $217,160 respectively. The supplemental retirement plan account balances for Messrs. Cracchiolo, Berman, Salow, Truscott, and Sweeney as of December 31, 2008 were $2,687,909, $767,443, $679,125, $803,902, and $302,052 respectively. The December 31, 2008 values shown in the table above for both the retirement plan and the supplemental retirement plan assume a discount rate of 6.25%, an interest crediting rate of 5.00% and a retirement age of 65.

  Effective in 2008, Financial Accounting Standards require our reporting as of December 31 of the fiscal year. Prior years have reported balances as of September 30, which was the measurement date for financial reporting.

(2)
Amounts include special retirement benefits earned by Mr. Berman while employed with American Express. At spin-off from American Express, the liability for this benefit transferred to Ameriprise Financial, Inc. Mr. Berman retired from American Express in 1998 and began receiving annual payments under the terms of this agreement. Although Mr. Berman was re-hired in 2001, his payments continued with the final payment made in 2008.

 Potential Payments upon Termination or Change of Control for Named Executive Officers

The tables below describe the potential termination payments for the named executive officers under various separation of employment scenarios as if they occurred on December 31, 2008. Descriptions of these plans and policies are contained in the Compensation Discussion and Analysis and other sections of this proxy statement. As noted earlier, the company does not have employment agreements with any of the named executive officers. Rather, the rights of our executives with respect to specific events, including death, disability, severance or retirement, or a change in control of the company, are covered by certain compensation and benefit plans of the company.

We are providing two sets of tables for each named executive officer to show you what he would receive if he no longer worked for the company. The first table shows the vested plan amounts that the named executive officer would receive if he left the company for any reason. Any other employee participating in these plans would also receive any vested amounts in these plans if he or she no longer worked for the company. The second table shows what the named executive officer would receive under various hypothetical situations resulting in a termination of his employment. The second table does not include amounts disclosed in the first table.

Both tables assume that the named executive officer's employment terminated on December 31, 2008. Because the numbers disclosed are calculated as of that date and are subject to other estimates and assumptions, the actual amounts the names executive officer may receive may differ materially from those shown in the tables. The calculations for the payouts are based on plan provisions outlined in the common set of footnotes to the tables.

In addition to the amounts disclosed in these tables, the named executive officer would also receive any restricted stock that vested on or before his termination date. He would also be able to exercise any vested stock options. For more information, please see the Outstanding Equity Awards At Fiscal Year-End table on page 51.

James M. Cracchiolo. The following tables describe the potential termination payments for Mr. Cracchiolo for the various termination of employment scenarios, assuming separation of employment on December 31, 2008. These amounts are in addition to the payout of vested stock options and restricted stock awards listed on page 53.

Vested Plan Balances Payable Upon Termination of
Employment for Any Reason(1)

Retirement Plan	$306,476
401(k) Plan	$913,669
Supplemental Retirement Plan	$2,897,632
Deferred Compensation Plan	$3,843,334
Total	$7,961,111

	Other Amounts Payable Upon Termination of Employment
	Voluntary Termination	For Cause Termination	Involuntary Not for Cause Termination	Involuntary or Good Reason Termination following a Change in Control	Termination Due to Disability	Termination Due to Death

Severance benefit(2)	$0	$0	$31,024,500	$31,024,500	$0	$0
Payment of annual cash incentive award(3)	$0	$0	$0	$7,895,750	$0	$0
Accelerated vesting of long-term performance plan Awards(4)	$0	$0	$0	$1,894,900	$1,656,568	$1,656,568
Accelerated vesting of stock options(5)	$0	$0	$0	$0	$0	$0
Accelerated vesting of restricted stock awards(5)	$0	$0	$0	$2,656,780	$2,656,780	$2,656,780
Continued contributions to supplemental retirement plan(6)	$0	$0	$0	$2,533,410	$0	$0
Accelerated vesting of deferred compensation plan match(7)	$0	$0	$0	$531,459	$531,459	$531,459
Continued participation in health and welfare benefits(8)	$0	$0	$24,196	$24,196	$0	$0
Payout of life insurance benefits(9)	$0	$0	$0	$0	$0	$4,050,000
Present value of disability benefits(10)	$0	$0	$0	$0	$1,848,838	$0
Payment of 280G excise tax and gross-up(11)	$0	$0	$0	$13,849,629	$0	$0
Total	$0	$0	$31,048,696	$60,410,624	$6,693,645	$8,894,807

Walter S. Berman. The following tables describe the potential termination payments for Mr. Berman for the various termination of employment scenarios, assuming separation of employment on December 31, 2008. These amounts are in addition to the payout of vested stock options and restricted stock awards listed on page 53.

Vested Plan Balances Payable Upon Termination of
Employment for Any Reason(1)

Retirement Plan	$196,383
401(k) Plan	$147,945
Supplemental Retirement Plan	$817,074
Deferred Compensation Plan	$1,160,413
Total	$2,321,815

	Other Amounts Payable Upon Termination of Employment
	Voluntary Termination/ Retirement	For Cause Termination	Involuntary Not for Cause Termination	Involuntary or Good Reason Termination following a Change in Control	Termination Due to Disability	Termination Due to Death

Severance benefit(2)	$0	$0	$4,950,000	$7,425,000	$0	$0
Payment of annual cash incentive award(3)	$0	$0	$0	$1,762,500	$0	$0
Accelerated vesting of long-term performance plan Awards(4)	$316,800	$0	$0	$316,800	$278,905	$278,905
Accelerated vesting of stock options(5)	$0	$0	$0	$0	$0	$0
Accelerated vesting of restricted stock awards(5)	$327,717	$0	$0	$412,561	$412,561	$412,561
Continued contributions to supplemental retirement plan(6)	$0	$0	$0	$793,950	$0	$0
Accelerated vesting of deferred compensation plan match(7)	$0	$0	$0	$0	$0	$0
Continued participation in health and welfare benefits(8)	$0	$0	$16,131	$24,196	$0	$0
Payout of life insurance benefits(9)	$0	$0	$0	$0	$0	$450,000
Present value of disability benefits(10)	$0	$0	$0	$0	$0	$0
Payment of 280G excise tax and gross-up(11)	$0	$0	$0	$3,434,871	$0	$0
Total	$644,517	$0	$4,966,131	$14,169,878	$691,466	$1,141,466

Glen Salow. The following tables describe the potential termination payments for Mr. Salow for the various termination of employment scenarios, assuming separation of employment on December 31, 2008. These amounts are in addition to the payout of vested stock options and restricted stock awards listed on page 53.

Vested Plan Balances Payable Upon Termination of
Employment or Any Reason(1)

Retirement Plan	$136,161
401(k) Plan	$214,356
Supplemental Retirement Plan	$795,859
Deferred Compensation Plan	$0
Total	$1,146,376

	Other Amounts Payable Upon Termination of Employment
	Voluntary Termination	For Cause Termination	Involuntary Not for Cause Termination	Involuntary or Good Reason Termination following a Change in Control	Termination Due to Disability	Termination Due to Death

Severance benefit(2)	$0	$0	$5,375,000	$8,062,500	$0	$0
Payment of annual cash incentive award(3)	$0	$0	$0	$1,806,250	$0	$0
Accelerated vesting of long-term performance plan Awards(4)	$0	$0	$0	$512,600	$455,116	$455,116
Accelerated vesting of stock options(5)	$0	$0	$0	$0	$0	$0
Accelerated vesting of restricted stock awards(5)	$0	$0	$0	$446,106	$446,106	$446,106
Continued contributions to supplemental retirement plan(6)	$0	$0	$0	$515,043	$0	$0
Accelerated vesting of deferred compensation plan match(7)	$0	$0	$0	$0	$0	$0
Continued participation in health and welfare benefits(8)	$0	$0	$16,131	$24,196	$0	$0
Payout of life insurance benefits(9)	$0	$0	$0	$0	$0	$1,425,000
Present value of disability benefits(10)	$0	$0	$0	$0	$1,728,250	$0
Payment of 280G excise tax and gross-up(11)	$0	$0	$0	$0	$0	$0
Total	$0	$0	$5,391,131	$11,366,695	$2,629,472	$2,326,222

William F. Truscott. The following tables describe the potential termination payments for Mr. Truscott for the various termination of employment scenarios, assuming separation of employment on December 31, 2008. These amounts are in addition to the payout of vested stock options and restricted stock awards listed on page 53.

Vested Plan Balances Payable Upon Termination of
Employment for Any Reason(1)

Retirement Plan	$69,172
401(k) Plan	$166,897
Supplemental Retirement Plan	$873,420
Deferred Compensation Plan	$901,883
Total	$2,011,372

	Other Amounts Payable Upon Termination of Employment
	Voluntary Termination	For Cause Termination	Involuntary Not for Cause Termination	Involuntary or Good Reason Termination following a Change in Control	Termination Due to Disability	Termination Due to Death

Severance benefit(2)	$0	$0	$7,300,000	$10,950,000	$0	$0
Payment of annual cash incentive award(3)	$0	$0	$0	$3,600,000	$0	$0
Accelerated vesting of long-term performance plan Awards(4)	$0	$0	$0	$379,200	$338,021	$338,021
Accelerated vesting of stock options(5)	$0	$0	$0	$0	$0	$0
Accelerated vesting of restricted stock awards(5)	$0	$0	$0	$676,716	$676,716	$676,716
Continued contributions to supplemental retirement plan(6)	$0	$0	$0	$571,575	$0	$0
Accelerated vesting of deferred compensation plan match(7)	$0	$0	$0	$208,175	$208,175	$208,175
Continued participation in health and welfare benefits(8)	$0	$0	$31,696	$47,544	$0	$0
Payout of life insurance benefits(9)	$0	$0	$0	$0	$0	$1,800,000
Present value of disability benefits(10)	$0	$0	$0	$0	$1,973,639	$0
Payment of 280G excise tax and gross-up(11)	$0	$0	$0	$0	$0	$0
Total	$0	$0	$7,331,696	$16,433,210	$3,196,551	$3,022,912

Joseph E. Sweeney. The following tables describe the potential termination payments for Mr. Sweeney for the various termination of employment scenarios, assuming separation of employment on December 31, 2008. These amounts are in addition to the payout of vested sock options and restricted stock awards listed on page 53.

Vested Plan Balances Payable Upon Termination of
Employment for Any Reason(1)

Retirement Plan	$217,160
401(k) Plan	$518,731
Supplemental Retirement Plan	$317,253
Deferred Compensation Plan	$356,193
Total	$1,409,337

	Other Amounts Payable Upon Termination of Employment
	Voluntary Termination / Retirement	For Cause Termination	Involuntary Not for Cause Termination	Involuntary or Good Reason Termination following a Change in Control	Termination Due to Disability	Termination Due to Death

Severance benefit(2)	$0	$0	$3,100,000	$4,650,000	$0	$0
Payment of annual cash incentive award(3)	$0	$0	$0	$1,007,500	$0	$0
Accelerated vesting of long-term performance plan Awards(4)	$0	$0	$0	$188,600	$166,737	$166,737
Accelerated vesting of stock options(5)	$0	$0	$0	$0	$0	$0
Accelerated vesting of restricted stock awards(5)	$0	$0	$0	$241,612	$241,612	$241,612
Continued contributions to supplemental retirement plan(6)	$0	$0	$0	$388,575	$0	$0
Accelerated vesting of deferred compensation plan match(7)	$0	$0	$0	$53,591	$53,591	$53,591
Continued participation in health and welfare benefits(8)	$0	$0	$26,715	$40,072	$0	$0
Payout of life insurance benefits(9)	$0	$0	$0	$0	$0	$375,000
Present value of disability benefits(10)	$0	$0	$0	$0	$1,873,094	$0
Payment of 280G excise tax and gross-up(11)	$0	$0	$0	$1,844,289	$0	$0
Total	$0	$0	$3,126,715	$8,414,239	$2,335,034	$836,940

(1)
In the event of termination of employment for any reason, the executive is eligible to receive these vested amounts under the company's retirement, 401(k), supplemental retirement and deferred compensation plans.

(2)
Severance for involuntary termination not for cause is equal to two times the sum of base salary plus the greater of the highest annual bonus received over the previous three years or target bonus, except for Mr. Cracchiolo who would receive three times the sum. Severance for involuntary termination not for cause within two years of a change in control is equal to three times the sum of base salary plus the greater of the highest annual bonus received over the previous three years or target bonus.

(3)
If an executive leaves due to retirement, death or disability, the amount paid to the executive for their annual cash incentive award is discretionary. The hypothetical amount shown in the table is based on the actual cash incentive award earned for 2008 performance. In the event of involuntary termination not for cause within two years of a change of control, the executive will receive the average of the prior two years' annual cash incentive awards. The hypothetical amount shown the table is based on the average of the actual cash incentive awards earned for 2006 and 2007.

(4)
In the event of involuntary termination not for cause within two years of a change in control, the vesting on the long-term performance plan will fully accelerate and the payment made based on performance results as of the date of termination. In the event of death or disability, the long term performance plan awards will be prorated and paid out based on performance results as of the date of termination. In the event of retirement (applicable to Mr. Berman as of December 31, 2008), the long term performance plan awards remain outstanding and are paid out at the normal time based on the final payout value. The hypothetical amount shown the table is based on the performance results as of December 31, 2008.

(5)
In the event of a change in control, death or disability, vesting accelerates for all outstanding stock options and restricted stock awards. In the event of retirement, vesting accelerates on all or a portion of outstanding restricted stock awards (applicable to Mr. Berman as of December 31, 2008). The amounts shown represent the value of this accelerated vesting for outstanding stock options and restricted stock awards using the closing share price on December 31, 2008 of $23.36.

(6)
In the event of involuntary termination not for cause within two years of a change of control, the executive will receive the value of company contributions that would have been made on his behalf to the company's retirement, 401(k), and supplemental retirement plans during the severance period.

(7)
In the event of a change of control, death or disability, vesting fully accelerates on the company match portion of the deferred compensation plan. For participants who are retirement eligible (applicable to Mr. Berman as of December 31 2008), the company match is fully vested.

(8)
In the event of involuntary termination not for cause, the executive is provided continued participation in the medical, dental and life insurance benefits during the severance period.

(9)
Reflects the life insurance benefit payable for both company-provided and employee-purchased coverage. All employees including the named executive officers are provided a company-funded coverage of one times base salary.

(10)
In the event of disability, the executive would be eligible to receive disability income as long as they remained disabled until reaching age 65. The amount shown indicates the present value of potential future disability payments that would be received between December 31, 2008 and the executive reaching age 65, using a 6.25% discount rate.

(11)
Estimated gross-up payment to put the executive in the same after-tax position as if no excise taxes under the Internal Revenue Code Section 280G had been imposed.

CERTAIN TRANSACTIONS

Related Person Transaction Review Policy

Our Audit Committee has adopted a written policy which provides procedures for the review, approval or ratification of certain transactions required to be reported under applicable rules of the Securities and Exchange Commission. Any amendments to the policy require Audit Committee approval.

Reportable transactions include those in which we are a participant and in which a related person has a direct or indirect interest. Related persons include: our directors, director nominees, and executive officers; any person known by us to be the beneficial owner of more than five percent of our voting securities; and certain family members of, or certain other persons sharing the household of, any of our directors, director nominees or executive officers or holders of more than five percent of our voting securities.

Standards to be applied to the review of related person transactions which include, but are not limited to, the following:

•
Materiality of such transaction

•
Benefits of such transaction to us

•
Structure of such transaction

•
The extent of the related person's interest, benefit or influence in such transaction

•
Whether the terms of such transaction are on an arm's length basis with terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances or otherwise can be determined as fair to us

•
Whether means are available to manage any actual or apparent conflict of interest that may arise under such transaction following the time it is approved or entered into

The Audit Committee of our Board of Directors, as well as the Audit Committee's Chairman acting alone under delegated authority, have the responsibility to review, approve, disapprove or ratify related person transactions. Any Audit Committee member who is a related person under a transaction that is the subject of review is recused from voting upon any approval, disapproval or ratification of that transaction. Conditions operative to the transaction or to the relationship with the related person may be included in an approval or ratification.

Transactions With Other Companies

In the usual course of our business, we have transactions with many other firms. Some of the directors or officers of these firms may also serve as directors or officers for us or our subsidiaries. We carry out our transactions with these firms on customary terms. The directors and officers who serve us, our subsidiaries or the other firms involved may not have knowledge of these transactions.

We own $21.5 million par amount 6.75% debt securities due September 15, 2011 issued by ConAgra Foods, Inc. (ConAgra). Director Robert F. Sharpe, Jr. is an executive officer of ConAgra. We acquired these securities in the usual course of our investment activities, several years prior to the time Mr. Sharpe joined our Board.

We provide investment management services to employee benefit plans sponsored by SUPERVALU, INC. (SuperValu) and have done so for a number of years prior to the time when director Jeffrey Noddle, who is an executive officer of SuperValu, joined our Board. We charged SuperValu approximately $389,000 for these services in 2008.

 Transactions Between the Company and Our Directors and Officers

Our executive officers and directors may from time to time take out loans from certain of our subsidiaries on the same terms that these subsidiaries offer to the general public. By way of example, our broker-dealer subsidiary Ameriprise Financial Services, Inc. may extend margin loans (except margin loans to acquire the Company's stock) to our directors and executive officers under their brokerage accounts. All indebtedness from these transactions is in the ordinary course of our business and is on the same terms, including interest rates, in effect for comparable transactions with other people. Such indebtedness involves normal risks of collection and does not have features or terms that are unfavorable to our subsidiaries.

Our executive officers and directors may also have transactions with us or our subsidiaries involving other goods and services, such as insurance and investment services. These transactions are also in the usual course of our business and we provide them on terms that we offer to our employees (with respect to executive officers) or to the public (with respect to our outside directors) generally.

Transactions with Significant Shareholders

In the usual course of our business, we obtain investment advisory or sub-advisory services from Davis Selected Advisers, L.P. and its affiliates (Davis). Davis charged us approximately $5.3 million for 2008 investment advisory or sub-advisory services in 2008.

In the usual course of our business, we obtain, largely through our Seligman business, investment advisory or sub-advisory services from Wellington Management Company, LLP (Wellington). Wellington charged us approximately $2.4 million for such investment advisory or sub-advisory services in 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who own more than ten percent of a registered class of our equity securities to file with us, the Securities and Exchange Commission, and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of any of the Company's equity securities. With respect to 2008, to the best of our knowledge, all required reports were filed on a timely basis, except as described in the following sentence. Due to an inadvertent oversight by the attorney-in-fact responsible for filing Section 16 reports, one late report for one transaction was filed for Mr. Stewart. In making this statement, we have relied in part on the written representations of our current non-management directors and our current executive officers, and on copies of the reports provided to us.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION
OF PROXY PROPOSALS, NOMINATION OF DIRECTORS
AND OTHER BUSINESS OF SHAREHOLDERS

Under SEC rules, if a shareholder wants us to include a proposal in our proxy statement and form of proxy for the 2010 Annual Meeting of Shareholders, our corporate secretary must receive the proposal at our principal executive offices by November 11, 2009.

Under our by-laws, and as SEC rules permit, shareholders must follow certain procedures to nominate a person for election as a director at an annual or special meeting, or to introduce an item of business at an annual meeting. Under these procedures, shareholders must submit the proposed nominee or item of business by delivering a notice to the corporate secretary of the Company at our principal executive offices. We must receive notice as follows:

•
Normally we must receive notice of a shareholder's intention to introduce a nomination or proposed item of business for an annual meeting not less than 90 days or more than 120 days before the first anniversary of the prior year's meeting.

  Assuming that our 2009 Annual Meeting is held on schedule, we must receive notice pertaining to the 2010 Annual Meeting no earlier than December 23, 2009, and no later than January 22, 2010.

•
However, if we hold the annual meeting on a date that is not within 30 days before or 70 days after such anniversary date, we must receive the notice no more than 120 days before the annual meeting date and no later than the later of the 90th day prior to the annual meeting date or ten days after our first public announcement of the annual meeting date.

•
If we hold a special meeting to elect directors, we must receive a shareholder's notice of intention to introduce a nomination no earlier than the 120th day prior to the special meeting date and no later than the later of the 90th day prior to the special meeting date or ten days after our first public announcement of the special meeting date and the nominees proposed by the Board.

Our amended and restated by-laws require a nominee to deliver signed forms of a questionnaire, representation, and agreement that our corporate secretary will provide upon request. A notice of a proposed item of business must include a description of and the reasons for bringing the proposed business to the annual meeting, any material interest of the shareholder in the business and certain other information about the shareholder.

The Board and our management have not received notice of, and are not aware of, any business to come before the meeting other than the items we refer to in this proxy statement. If any other matter comes before the meeting, the named proxies will use their best judgment in voting the proxies.

* * * *

We have made available on the Internet our 2008 Annual Report to Shareholders in connection with this proxy solicitation. If you would like a copy of our 2008 Form 10-K, excluding certain exhibits, please contact Thomas R. Moore, Corporate Secretary, Ameriprise Financial, Inc., 1098 Ameriprise Financial Center, Minneapolis, Minnesota 55474. We will provide a copy without charge.

Please vote by telephone or the Internet or sign, date and return your proxy or voting instruction form in the prepaid envelope you received, if you requested paper copies of our proxy materials. We encourage you to attend the April 22, 2009, meeting. We will not require tickets for admission to the meeting. However, to assure that attendance is limited to shareholders, if you are not a registered shareholder please bring with you some proof of Ameriprise common stock ownership, such as a current brokerage statement, and a form of identification bearing a photograph. No cameras, cellular telephones or pagers will be allowed to be used in the meeting room.

By order of the Board of Directors,

THOMAS R. MOORE
Vice President, Corporate Secretary and Chief Governance Officer

Exhibit A

AMERIPRISE FINANCIAL, INC.
CATEGORICAL STANDARDS OF DIRECTOR INDEPENDENCE
AS AMENDED BY THE BOARD OF DIRECTORS ON
JANUARY 30, 2007

INTRODUCTION

The Board of Directors has adopted the categorical standards set forth below to assist it in determining whether or not certain relationships between its directors and the Corporation or its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Corporation) are "material relationships" for purposes of Section 303A.02(a) of the New York Stock Exchange Listed Company Manual.

Relationships not described in these categorical standards will be evaluated on an individual basis as provided for in Section 303A.02(a). A director who has a relationship with the Corporation or its subsidiaries that is not described in these categorical standards nevertheless may be determined to be independent by the Board of Directors. In such a case, the Board's basis for the determination of independence will be specifically explained in the proxy statement for the annual meeting of shareholders at which any director is standing for election to the Board of Directors.

The term "immediate family members" as used in these categorical standards is defined in the general commentary to Section 303A.02(b) to include a director's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the director's home.

APPLICATION OF CATEGORICAL STANDARDS

None of the relationships described below shall be deemed to be a "material relationship" between a director and the Corporation and thus a director having such a relationship may be deemed to be "independent" for purposes of Section 303A.02, unless the relationship causes the director not to be independent as a result of any of the provisions of Section 303A.02(b). The provisions of Section 303A.02(b) establish mandatory independence standards involving the employment, affiliations, and compensation of a director or an immediate family member. Also, a director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives from, the Corporation or its subsidiaries in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues, is not "independent" until three years after falling below such threshold (the "Payments Test").

In applying these categorical standards, the Corporation's Board of Directors will take into account any "look-back" or transition period specified for purposes of Section 303A of the New York Stock Exchange Listed Company Manual.

(1)  Relationships arising in the ordinary course of business.  Lending, deposit, banking, investment, or other financial service relationships (such as those involving financial planning, annuities, insurance, mutual funds, fiduciary, brokerage, investment management, custody, capital markets, treasury management, or similar products and services) or other relationships involving the provision of investments, products or services either by or to the Corporation or its subsidiaries and involving a director, his or her immediate family members, or a company or charitable organization of which the director or an immediate family member is a partner, shareholder, officer, employee or director will not be considered "material relationships" if the following conditions and the Payments Test are satisfied:

  (a)  the investments, products and services are being provided in the ordinary course of business and on substantially the same terms and conditions, including price, as would be available to similarly situated parties;

A-1

  (b)  the relationship does not involve the provision of consulting, legal, or accounting services to the Corporation or its subsidiaries by the director or immediate family member personally when the Corporation or a subsidiary is the primary client of the director or immediate family member, or by a firm of which the director or immediate family member is a partner, managing member, principal, or an executive officer with significant policy-making authority over the firm; and

  (c)  any extension of credit: (i) was made in the ordinary course of business, was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with similarly situated parties; (ii) is performing; and (iii) complies with any additional requirements imposed on the extension of credit by applicable laws and regulations.

(2)  Relationships with companies of which a director is a shareholder or partnerships of which a director is a partner.  Any relationship not described in Section (1), above, between the Corporation or one of its subsidiaries and a company (including a limited liability company) or partnership to which a director is connected solely as a shareholder or partner will not be considered a "material relationship," provided the director is not a principal shareholder of the company or a principal partner of the partnership. For purposes of this categorical standard, a person is a principal shareholder of a company if he or she directly or indirectly, or acting in concert with one or more persons, owns, controls, or has the power to vote more than 10 percent of any class of voting securities of the company. A person is a principal partner of a partnership if he or she directly or indirectly, or acting in concert with one or more persons, owns, controls, or has the power to vote a 25 percent or more general partnership interest, or more than a 10 percent overall partnership interest and has the single largest interest in the partnership. Shares or partnership interests owned or controlled by a director's immediate family member who shares the director's home are considered to be held by the director.

(3)  Contributions made or pledged to charitable organizations.  Contributions made to any charitable organization pursuant to a matching gift program maintained by the Corporation or by its subsidiaries or by any foundation sponsored by or associated with the Corporation or its subsidiaries are not considered to be a "material relationship" and shall not be included in calculating the materiality threshold set forth in (a), below. Other contributions made or pledged by the Corporation, its subsidiaries, or by any foundation sponsored by or associated with the Corporation or its subsidiaries to a charitable organization of which a director or an immediate family member is an executive officer, director, or trustee will not be considered a "material relationship" if the following conditions are satisfied:

  (a)  within the preceding three years, the aggregate amount of such contributions during any single fiscal year of the charitable organization did not exceed the greater of $1 million or 2 percent of the charitable organization's consolidated gross revenues for that fiscal year; and

  (b)  the charitable organization is not a family foundation created by the director or immediate family member.

(4)  Certain familial relationships.  A relationship involving a director's relative will not be considered a "material relationship" solely by virtue of the familial relationship if the relative is not an immediate family member of the director.

(5)  Certain social and other relationships.  Any relationship that is based solely on common membership in or affiliation with a social, civic, alumni, religious, charitable, educational, or other similar institution, organization or club will not be considered a "material relationship."

A-2

AMERIPRISE FINANCIAL, INC.
** IMPORTANT NOTICE **
Regarding the Availability of Proxy Materials

You are receiving this communication because you hold shares in the above company, and the materials you should review before you cast your vote are now available.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

AMERIPRISE FINANCIAL, INC.
CORPORATE SECRETARY’S OFFICE
1098 AMERIPRISE FINANCIAL CENTER
MINNEAPOLIS, MN 55474

Shareholder Meeting to be held on 04/22/09

Proxy Materials Available

•                  Notice and Proxy Statement

•                  Meeting Annual Report, including Form 10-K for the fiscal year ended December 31, 2008

PROXY MATERIALS - VIEW OR RECEIVE

You can choose to view the materials online or receive a paper or email copy. There is NO charge for requesting a copy. Requests, instructions and other inquiries will NOT be forwarded to your investment advisor.

To facilitate timely delivery please make the request as instructed below on or before 04/08/09.

HOW TO VIEW MATERIALS VIA THE INTERNET

Have the 12 Digit Control Number available and visit: www.proxyvote.com

HOW TO REQUEST A COPY OF MATERIALS

1) BY INTERNET - www.proxyvote.com

2) BY TELEPHONE - 1-800-579-1639

3) BY E-MAIL* - sendmaterial@proxyvote.com

*If requesting materials by email, please send a blank email with the 12 Digit Control Number (located on the following page) in the subject line.

See the Reverse Side for Meeting Information and Instructions on How to Vote

Meeting Information

Meeting Type:	Annual
Meeting Date:	04/22/09
Meeting Time:	11:00 a.m., Central time
For holders as of:	02/25/09

Meeting Location:

Ameriprise Financial, Inc. Headquarters
707 Second Avenue South
Minneapolis, Minnesota 55474

How To Vote

Vote In Person

Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet

To vote now by internet, go to WWW.PROXYVOTE.COM.

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your notice in hand when you access the web site and follow the instructions.

Voting Items

The Board of Directors recommends a vote FOR the following nominees and Item 2.

Item 1.    Election of Directors.

Nominees:

1a. Warren D. Knowlton

1b. Jeffrey Noddle

1c. Robert F. Sharpe, Jr.

Item 2.           Proposal to ratify the Audit Committee’s selection of Ernst & Young LLP as independent registered public accountants for 2009.

CORPORATE SECRETARY’S OFFICE

1098 AMERIPRISE FINANCIAL CENTER

MINNEAPOLIS, MN 55474

Vote Online, by Telephone or Mail 24 Hours a Day, 7 Days a Week

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Participants in the 401(k) Plan have an earlier voting deadline, described below. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote online and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Participants in the 401(k) Plan have an earlier voting deadline, described below. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy online or by telephone you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	AMERI1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMERIPRISE FINANCIAL, INC.

The Board of Directors recommends a vote FOR the following nominees and Item 2.

Item 1.	Election of Directors.

Nominees:	For	Against	Abstain

1a. Warren D. Knowlton	☐	☐	☐

1b. Jeffrey Noddle	☐	☐	☐

1c. Robert F. Sharpe, Jr.	☐	☐	☐

		For	Against	Abstain

Item 2.	Proposal to ratify the Audit Committee’s selection of Ernst & Young LLP as independent registered public accountants for 2009.	☐	☐	☐

Notice to participants in the AMERIPRISE FINANCIAL 401(k) PLAN

If you participate in the Ameriprise 401(k) plan, your proxy card includes shares that the plan has credited to this account.

To allow sufficient time for the Ameriprise 401(k) plan trustee to vote, the trustee must receive your voting instructions by 10:00 a.m. Eastern Time on April 20, 2009. If the trustee does not receive your instructions by that date, the trustee will vote the shares in the same proportion of votes that the trustee receives from other plan participants who did vote.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

NOTE: Please sign as name appears printed above. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee or guardian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the 2009 Annual Meeting:

The Meeting Notice and Proxy Statement and Annual Report to Shareholders are available at www.proxyvote.com.

AMERI2

PROXY

AMERIPRISE FINANCIAL, INC.

Proxy Solicited on Behalf of the Board of Directors

for the Annual Meeting of Shareholders on

Wednesday, April 22, 2009

The undersigned hereby appoints Walter S. Berman, John C. Junek and Thomas R. Moore, or any one of them, proxies or proxy, with full power of substitution, to vote all common shares of Ameriprise Financial, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at Ameriprise Financial, Inc. headquarters at 707 Second Avenue South, Minneapolis, Minnesota 55474, on Wednesday, April 22, 2009, at 11:00 a.m., Central Time, and at any adjournment(s) of the meeting, as indicated on the reverse side of this proxy card, with respect to the proposals set forth in the proxy statement, and in their discretion, upon any matter that may properly come before the meeting or any adjournment(s) of the meeting. The undersigned hereby revokes any proxies submitted previously.

To ensure timely receipt of your vote and to help reduce costs, you are encouraged to submit your voting instructions online or by telephone. Follow the instructions on the reverse side of this card. If you vote online or by telephone, you do NOT need to mail back your proxy card.

If you choose to submit your voting instructions by mail, mark, sign and date this proxy card on the reverse side and return it promptly in the business reply envelope provided. If you do not mark voting boxes on the reverse side, the shares will be voted as the Board of Directors recommends.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(continued and to be dated and signed on other side)